Exhibit 10.28

INDENTURE

Dated as of July 8, 2021 Among

AHP HEALTH PARTNERS, INC.,

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

5.750% SENIOR NOTES DUE 2029

i

Section 12.07.	Governing Law	132

Section 12.08.	Waiver of Jury Trial	132

Section 12.09.	Force Majeure	132

Section 12.10.	No Adverse Interpretation of Other Agreements	132

Section 12.11.	Successors	132

Section 12.12.	Severability	132

Section 12.13.	Counterpart Originals	133

Section 12.14.	Table of Contents, Headings, etc.	133

Exhibit A	Form of Initial Note

Exhibit B	Form of Supplemental Indenture to Be Delivered by Subsequent Note Guarantors

Exhibit C	Form of Certificate to be Delivered Upon Termination of Restricted Period

v

INDENTURE, dated as of July 8, 2021, among AHP Health Partners, Inc. (the “Company”), Ardent Health Partners, LLC (“Parent”), the Note Guarantors (as defined herein) from time to time party hereto and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the aggregate principal amount of the Notes that may be authenticated and delivered under this Indenture is unlimited;

WHEREAS, the Company has duly authorized the issuance of $300,000,000 aggregate principal amount of 5.750% Senior Notes due 2029 (the “Initial Notes”); and

WHEREAS, the Company and each of the Note Guarantors have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Company, the Note Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“ABL Credit Agreement” means (i) that certain asset-based revolving credit agreement, dated as of the Issue Date, among Parent, the Company, certain Subsidiaries of the Company as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended, restated, supplemented or modified from time to time, and (ii) any other credit agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, replace, restructure, renew or refinance in whole or in part the Indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent ABL Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“Account” means any right to payment for goods sold or leased or services rendered, whether or not evidenced by an instrument or chattel paper, and whether or not earned by performance, including, without limitation, the right to payment of management fees.

“Account Debtor” means any Person obligated on any Account of Parent, the Company, any Restricted Subsidiary or the ETMC JV, including any insurer and any Medicaid/Medicare Account Debtor.

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or merges with or into Parent or a Restricted Subsidiary; or

(b) assumed in connection with the acquisition of property or assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger or acquisition, and Indebtedness secured by a Lien encumbering any property or asset acquired by such specified Person.

Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or merges with or into Parent or a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of property or assets. The term “Acquired Indebtedness” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or merges with or into Parent or a Restricted Subsidiary or such property or assets are acquired, which Indebtedness of such Person will not be deemed to be Indebtedness of Parent or any Restricted Subsidiary.

“Additional Assets” means:

(1) any property, plant, equipment or other asset, including improvements thereto through capital expenditures or otherwise, to be used, or that is useful, in a Similar Business;

(2) all or substantially all of the assets of a Similar Business;

(3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Parent or a Restricted Subsidiary; or

(4) Capital Stock in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Adjusted Earnings for the Ardent Facilities” shall have the meaning ascribed to such term in the ETMC JV Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01 and 4.09.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar or Paying Agent.

“AHS East Texas” means AHS East Texas Health System, LLC, a Texas limited liability company, and its successors and permitted assigns.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on July 15, 2024 (each such redemption price being described under Section 3.07) plus (ii) all required interest payments due on such Note through July 15, 2024 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over the then-outstanding principal of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means any direct or indirect sale, transfer, issuance or other disposition, or a series of related sales, transfers, issuances or dispositions (including by way of Sale/Leaseback Transaction) that are part of a common plan, of shares of Capital Stock of a Restricted Subsidiary or the ETMC JV (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by Parent or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) a disposition of Capital Stock, property or other assets (x) by a Restricted Subsidiary to Parent, (y) by Parent or a Restricted Subsidiary to a Restricted Subsidiary or (z) by Parent or a Restricted Subsidiary to the ETMC JV not exceeding $5.0 million in any fiscal year in the case of this clause (1)(z);

(2) the disposition of Cash Equivalents and marketable securities in the ordinary course of business;

(3) a disposition of equipment, inventory, receivables or other tangible or intangible assets or property in the ordinary course of business;

(4) a disposition of obsolete, damaged or worn-out property or equipment, or property or equipment that is no longer useful in the conduct of the business of Parent and the Restricted Subsidiaries;

(5) any financing transaction with respect to property that is constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Parent or any Restricted Subsidiary after the Issue Date, including any Permitted Sale/Leaseback Transactions;

(6) the disposition of all or substantially all of the assets of Parent in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(7) an issuance of Capital Stock by a Restricted Subsidiary to Parent or to a Restricted Subsidiary;

(8) for purposes of Section 4.10 only, the making of a Permitted Investment or a Restricted Payment subject to Section 4.07;

(9) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, or comparable law or regulation, any exchange of like property for use in a Similar Business;

(10) dispositions of property or assets in a single transaction or series of related transactions with an aggregate fair market value of less than $25.0 million;

(11) the creation or Incurrence of a Permitted Lien or any other Lien created or Incurred in compliance with Section 4.12, and dispositions in connection therewith, in each case, other than in connection with a Permitted Sale/Leaseback Transaction;

(12) (x) dispositions or discounts without recourse of accounts receivable (including, without limitation, Self-Pay Accounts) in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements, and (y) dispositions of Self-Pay Accounts, with recourse, to collection servicers, provided such accounts have previously been, or are concurrently with such disposition, written off by the company or accounted for as “uncollectible” or “bad debt”;

(13) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 4.09;

(14) a surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;

(15) the licensing and sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(16) dispositions of assets resulting from the assertion by federal, state or local governmental authorities (or similarly empowered Persons) of rights of eminent domain, condemnation or expropriation or similar rights;

(17) foreclosure on assets or property;

(18) dispositions of Investments in joint ventures or any non-Wholly Owned Subsidiary to the extent required by buy/sell arrangements between the joint venture or similar parties set forth in the joint venture arrangement or similar binding agreements (in each case, that is binding upon Parent or its Restricted Subsidiaries);

(19) the unwinding of any Hedging Obligations;

(20) with respect to the lease of property, surrender to or repossession by the lessor of such property, or the termination or expiration of the lease relating to such property;

(21) any Permitted Asset Swap;

(22) any issuance or sale of Capital Stock or dispositions in connection with ordinary course syndications of Subsidiaries or joint ventures owning or operating one or more healthcare facilities, including, without limitation, Hospitals, ambulatory surgery centers, outpatient diagnostic centers or imaging centers in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;

(23) any sale, disposition or creation of a Lien pursuant to a Qualified Receivables Transaction, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(24) dispositions made by AHS East Texas or any other ETMC Subsidiary, subject to the provisions Section 4.19 to (x) the ETMC JV or (y) any Person, in each case made pursuant to the ETMC JV Agreement;

(25) any issuance, sale or pledge of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(26) the disposition of disposable inventory in bulk to a third party which disposable inventory shall then be consigned from such third party to Parent or any Restricted Subsidiary for the benefit of or use by such Person in the ordinary course of such Person’s patient care operations;

(27) dispositions made in order to effectuate any Permitted IRB Transaction;

(28) in the event Ventas exercises the Ventas Purchase Option, any pledge of the Capital Stock of the Master Lease Tenants in favor of Ventas; and

(29) any disposition of any medical office buildings (whether or not arising from Sale/Leaseback Transactions), so long as no Default shall have occurred and be continuing (or would result therefrom).

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only after the passage of time. The term “beneficial owner” shall have a corresponding meaning.

“Below Investment Grade Ratings Event” means, with respect to the Notes, that on any day during the period (the “Trigger Period”) commencing on the earliest of (a) the Change of Control, (b) public notice of the occurrence of the Change of Control (or pending Change of Control) or (c) the first public announcement by us of any intention to effect a Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for up to an additional 60 days for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), the Notes do not have an Investment Grade Rating from two of the three Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed not to have an Investment Grade Rating during that Trigger Period.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or a duly authorized committee of the board of directors;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee or board of managers of such company or the Board of Directors of the sole member or the managing member thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“BSA Entities” means (i) BSA Health System of Amarillo, LLC, (ii) BSA Health System Holdings, LLC, (iii) BSA Hospital, LLC, (iv) BSA Health System Management, LLC, (v) BSA Physicians Group, Inc., (vi) BSA Harrington Physicians, Inc., (vii) BSA Amarillo Diagnostic Clinic, Inc., (viii) each other Person (if any) in respect of which any BSA Equity Purchaser directly acquires equity interests pursuant to the BSAHS Acquisition Agreement and (ix) each direct and indirect Subsidiary of the entities set forth in the foregoing clauses (i) through (viii).

“BSA Equity Purchaser” means AHS Amarillo Health System, LLC and/or any other (if any) direct or indirect wholly owned Subsidiaries of Parent that acquires any equity interests in any BSA Entity pursuant to the BSAHS Acquisition Agreement.

“BSAHS Acquisition Agreement” means the Contribution and Sale Agreement, dated as of October 22, 2012, among the BSA Equity Purchasers party thereto, the BSA Entities party thereto and Baptist St. Anthony’s Health System, a Texas not-for-profit corporation, as amended, restated, supplemented or otherwise modified from time to time.

“Borrowing Base” means, as of any date, an amount equal to the sum of (a) 85% of accounts receivable that are not outstanding more than 120 days after their original invoice dates, plus (b) 85% of the value of eligible credit card accounts, plus (c) 70% of the value of eligible accounts that are outstanding more than 120 days, but less than 180 days, after their original invoice dates, in each case, of Parent and its Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the city in which the corporate trust office of the Trustee is located are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, equity interests, rights to purchase, equity participations (including rights to receive a share of profits or losses), equity appreciation rights or other equivalents payable in stock (however designated) of or in equity of such Person, including any Preferred Stock or any limited liability company, membership or partnership interests (whether general or limited), together with any and all warrants, options or other rights to purchase or acquire any of the foregoing, but excluding any debt securities convertible into or exchangeable for any of the foregoing.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP; provided that, notwithstanding the foregoing, in no event shall any lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Accounting Standards Codification Topic 842, Leases, or any other changes in GAAP subsequent to the Issue Date, be considered a Capitalized Lease Obligation for purposes of this Indenture. The Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty, in each case.

“Captive Insurance Subsidiary” means any subsidiary established by Parent or any of its Subsidiaries for the sole purpose of providing insurance coverage to Parent and its Subsidiaries.

“Cash Equivalents” means:

(1) U.S. dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both S&P and Moody’s cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“Change of Control” means:

(1) Parent becomes aware (by way of a report or another filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder of the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(2) the sale, assignment, lease, conveyance, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(3) the adoption by the stockholders of Parent of a plan or proposal for the liquidation or dissolution of Parent; or

(4) except in the case where Parent has become the Successor Company of the Company in compliance with Section 5.01, Parent ceases to own, directly or indirectly, at least 85% of the voting power of the Voting Stock of the Company.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Voting Stock of a Person (the “Subject Person”) held by a parent of such Subject Person unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent having a majority of the aggregate votes on the Board of Directors of such parent.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event for the Notes. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by Parent or any Restricted Subsidiary designed or intended to protect Parent or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of Parent and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares of, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company Order” means a written request or order signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, and delivered to the Trustee.

”Consolidated EBITDA” means, for any period, for Parent and its Subsidiaries (excluding all Unrestricted Subsidiaries) on a consolidated basis determined in accordance with GAAP, an amount equal to Consolidated Net Income for such period plus (A) other than with respect to clause (xiv) below, to the extent deducted (and not added back) in calculating such Consolidated Net Income for such period:

(i) Consolidated Interest Expense for such period,

(ii) the provision for federal, state, local and foreign income taxes payable by Parent and its Subsidiaries (excluding all Unrestricted Subsidiaries) for such period,

(iii) the amount of depreciation and amortization expense for such period,

(iv) any non-recurring fees, charges and cash expenses made or incurred in connection with the Transactions, Investments, Asset Sales, Restricted Payments, fundamental changes and incurrences of Indebtedness permitted hereunder and issuances of Capital Stock and dispositions not prohibited hereunder (whether or not consummated),

(v) any other non-cash charges, impairments or write-offs for such period (except to the extent such charges, impairments or write-offs relate to a cash payment in a future period),

(vi) non-recurring or extraordinary cash expenses in respect of severance payments and other costs associated with any restructuring of Parent’s and its Subsidiaries’ (excluding all Unrestricted Subsidiaries) operations,

(vii) expenses and charges related to prior periods in an aggregate amount not to exceed $15.0 million for any such period during the term of this Indenture,

(viii) all non-recurring or extraordinary charges, expenses or losses in such period, and, without duplication, any charges or expenses paid or payable by Parent or its Subsidiaries (excluding all Unrestricted Subsidiaries) in cash during such measurement period in connection with the integration of Epic Systems IT,

(ix) the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling interests of third parties in any Subsidiaries deducted (and not added back) in such period in calculating Consolidated Net Income,

(x) Sponsor Fees and transaction fees permitted hereunder (whether paid or accrued),

(xi) all fees and expenses and one-time payments reasonably incurred and payable in connection with any amendment, restatement, waiver, consent, supplement or other modification to the Senior Credit Facilities, this Indenture or any other Indebtedness,

(xii) charges, losses or expenses to the extent indemnified or insured or reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, such Person in good faith expects to receive reimbursement for such charges, losses or expenses within the next four fiscal quarters,

(xiii) letter of credit fees,

(xiv) the amount of net cost savings, synergies and operating expense reductions projected by the Company in good faith to be realized as a result of specified actions taken or to be taken (which cost savings, synergies or operating expense reductions shall be calculated on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, synergies or operating expense reductions are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 24 months after the date of determination to take such action and (C) the aggregate amount added back pursuant to this clause (xiv) may not exceed 25% of Consolidated EBITDA for the period of the four fiscal quarters most recently ended calculated on a pro forma basis (before giving effect to such add backs); provided, however, that subclauses (B) and (C) of the immediately preceding proviso shall not apply to cost savings, synergies or operating expense reductions in connection with the Company’s acquisitions of East Texas Medical Center Regional Healthcare System and East Texas Medical Center Regional Health Services, Inc. and all of the assets used in the operation of St. Francis Health Center, Inc., St. Francis Physician Clinics, St. Francis Accountable Health Network, Inc. and an operating division of Med-Care of Kansas doing business as Integrated Nuclear Enterprises,

(xv) upfront fees or charges arising from any Qualified Receivables Transaction for such period, and any other amounts for such period comparable to or in the nature of interest under any Qualified Receivables Transaction, and losses on dispositions or sale of assets in connection with any Qualified Receivables Transaction for such period, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income,

(xvi) fees and expenses and non-cash mark-to-market losses relating to any Swap Contracts permitted hereunder,

(xvii) any expenses, charges or other costs related to any Equity Offering,

(xviii) any expenses, charges or other costs related to internal reorganizations or restructurings,

and

(xix) expenses relating to retention bonuses paid in connection with acquisitions, recapitalizations and other financing transactions; and minus

(B) non-recurring or extraordinary gains in such period.

For purposes of testing the covenants under this Indenture in connection with any transaction, the Consolidated EBITDA of Parent and its Subsidiaries (excluding all Unrestricted Subsidiaries) shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the proviso to the definition of “Fixed Charge Coverage Ratio.” For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company to reflect, without duplication, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, disposition, merger or consolidation. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated Interest Expense” means, with respect to Parent and its Subsidiaries (excluding all Unrestricted Subsidiaries) for any period, the sum of (1) interest expense of Parent and its Subsidiaries (excluding all Unrestricted Subsidiaries) for such period determined on a consolidated basis in accordance with GAAP (including (a) all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments, (b) accretion or amortization of original issue discount (OID) resulting from the incurrence of Indebtedness at less than par, (c) the interest component of Capitalized Lease Obligations, (d) non-cash interest payments and (e) net payments, if any made (less net payments received) pursuant to obligations under permitted Interest Rate Agreements), minus (2) to the extent included in cash interest expense of Parent and its Subsidiaries (excluding all Unrestricted Subsidiaries) for such period determined on a consolidated basis in accordance with GAAP and not added to net income (or loss) in the calculation of Consolidated EBITDA, (i) amounts paid to obtain Interest Rate Agreements, Currency Agreements and Commodity Agreements, (ii) any one-time cash costs associated with breakage in respect of Interest Rate Agreements, Currency Agreements and Commodity Agreements for interest rates and any payments with respect to make-whole premiums or other breakage costs in respect of any Indebtedness, (iii) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (iv) any “additional interest” owing pursuant to a registration rights agreement, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting, (vi) penalties and interest relating to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (vii) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (viii) any expensing of bridge, arrangement, structuring, commitment or other financing fees, (ix) any non-cash interest expense and any capitalized interest, whether paid in cash or accrued, (x) any accretion or accrual of, or accrued interest on, discounted liabilities not constituting Indebtedness during such period, (xi) any non-cash interest expense attributable to the movement of the mark to market valuation of obligations under Interest Rate Agreements, Currency Agreements and Commodity Agreements or other derivative instruments pursuant to Financial Accounting Standards Board’s Accounting Standards Codification 815 (Derivatives and Hedging) and (xii any fees related to a Qualified Receivables Transaction, minus (3) interest income of Parent and its Subsidiaries (excluding all Unrestricted Subsidiaries) for such period.

“Consolidated Net Income” means, for any period, for Parent and its Subsidiaries (excluding all Unrestricted Subsidiaries) on a consolidated basis, the net income from continuing operations of Parent and its Subsidiaries (excluding all Unrestricted Subsidiaries) for that period; provided, however, that, without duplication:

(i) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, relocation costs, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, director, officer and employee recruiting fees and expenses, signing, retention or completion bonuses, and curtailments or modifications to pension and postretirement employee benefit plans shall be excluded,

(ii) the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies during such period shall be excluded,

(iii) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of any Indebtedness, issuance of equity interests, refinancing transaction (including the Transactions) or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(iv) any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(v) non-cash expenses and costs relating to any equity-based incentive plan, including the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements shall be excluded,

(vi) any income (loss) attributable to deferred compensation plans or trusts shall be excluded,

(vii) any income (loss) from disposed, abandoned or discontinued operations and any gain (loss) (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments (other than asset dispositions or abandonments in the ordinary course of business) or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), shall be excluded,

(viii) any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815 Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825 Financial Instruments shall be excluded; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(ix) any non-cash gain (loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedging Obligations for currency exchange risk and revaluations of intercompany balances and other balance sheet items) shall be excluded,

(x) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made) shall be excluded,

(xi) any impairment charge or asset write-off, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(xii) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and general corporate operating and overhead costs and expenses of being a public company attributable to or in preparation of being a public company shall be excluded,

(xiii) income or expense related to changes in the fair market value of contingent liabilities in connection with earn out obligations and similar liabilities in connection with any acquisition or Investments permitted under this Indenture shall be excluded, and

(xiv) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses and lost earnings with respect to liability or casualty events or business interruption shall be excluded;

provided, further, that there shall be excluded any income (or loss) of any Person (other than any Subsidiary that is not an Unrestricted Subsidiary) that is accounted for by the equity method, or noncontrolling interest method, of accounting, but any such income so excluded shall be included in such period or any later period to the extent of any cash or Cash Equivalents paid as dividends or distributions in the relevant period to Parent or any Subsidiary of Parent (other than to the ETMC JV or to any Unrestricted Subsidiary). For the avoidance of doubt, “Consolidated Net Income” shall not include any income allocable to minority interests in any Subsidiaries of Parent (including, without limitation, income attributable to ETMC Subsidiaries which is allocated or which will be allocated to unaffiliated third parties).

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Indebtedness as of such date minus (ii) unrestricted cash and Cash Equivalents held by Parent and its Subsidiaries (excluding all Unrestricted Subsidiaries) on such date (provided that any cash or Cash Equivalents held by an ETMC Subsidiary that are not in a deposit account subject to a control agreement pledged under the Term Loan Facility or the ABL Credit Agreement (a “Controlled Account”) shall be deemed to be restricted cash) to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended. The Consolidated Net Leverage Ratio shall be calculated in a manner consistent with that set forth in the proviso to the definition of “Fixed Charge Coverage Ratio.”

“Corporate Trust Office of the Trustee” shall be the address of the Trustee specified in Section 12.01 or such other address as to which the Trustee may give notice to the Holders and the Company.

“Credit Facility” means, with respect to Parent or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities or indentures with banks or other institutional lenders or trustees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of notes or other debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract or option contract with respect to foreign exchange rates or currency values, or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not bear the Global Notes Legend and does not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means any non-cash consideration received by Parent or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or other disposition, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; or

(2) is redeemable at the option of the holder of the Capital Stock in whole or in part;

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Parent to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that Parent may not repurchase or redeem any such Capital Stock pursuant to such provision prior to compliance by the Company with the provisions of this Indenture described under Sections 4.10 and 4.14 unless such repurchase or redemption complies with Section 4.07.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person that is a limited liability company (the “Dividing Person”) among two or more limited liability companies (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof, or the District of Columbia other than any such Restricted Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Equity Offering” means a public offering or private placement for cash by Parent or the Company of Capital Stock (other than Disqualified Stock), other than (x) public offerings with respect to Parent’s or the Company’s Capital Stock registered on Form S-4 or S-8, (y) an issuance to any Subsidiary of Parent or (z) any offering of Parent’s or the Company’s Common Stock issued in connection with a transaction that constitutes a Change of Control.

“ETMC JV” means East Texas Health System, LLC.

“ETMC JV Agreement” means the Amended and Restated Limited Liability Company Agreement between UT Tyler and AHS East Texas dated as of February 26, 2018 (as may be amended, restated, supplemented, replaced or otherwise modified from time to time).

“ETMC Subsidiaries” means, collectively, AHS East Texas and its direct and indirect Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Notes” means the Company’s outstanding 9.75% senior notes due 2026.

“Existing Notes Issue Date” means June 28, 2018.

“Fitch” means Fitch Ratings, Inc., and its successors.

“Fixed Charge Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Fixed Charges for such four fiscal quarters, provided, however, that:

(1) if Parent or any Subsidiary (excluding all Unrestricted Subsidiaries):

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes an incurrence of Indebtedness, Consolidated EBITDA and Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Credit Facility unless such Indebtedness has been repaid and the related commitment terminated), Consolidated EBITDA and Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period Parent or any Subsidiary (excluding all Unrestricted Subsidiaries) will have made any Asset Sale or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or properties or line of business or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes such a transaction:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets or properties that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Fixed Charges for such period will be reduced by an amount equal to the Fixed Charges directly attributable to any Indebtedness of Parent or any Subsidiary (excluding all Unrestricted Subsidiaries) repaid, repurchased, redeemed, retired, defeased or otherwise discharged with respect to Parent and its continuing Subsidiaries (excluding all Unrestricted Subsidiaries) in connection with such transaction for such period (or, if the Capital Stock of any Subsidiary (excluding all Unrestricted Subsidiaries) is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent Parent and its continuing Subsidiaries (excluding all Unrestricted Subsidiaries) are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period Parent or Restricted Subsidiary (excluding all Unrestricted Subsidiaries) (by merger or otherwise) will have made an Investment in any Subsidiary that is not an Unrestricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged or consolidated with or into Parent or a Restricted Subsidiary) or an acquisition of assets or property, including any acquisition of assets or property occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or properties or line of business, Consolidated EBITDA and Fixed Charges for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Subsidiary (excluding all Unrestricted Subsidiaries) or was merged or consolidated with or into Parent or any Subsidiary (excluding all Unrestricted Subsidiaries) since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets or property that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by Parent or a Subsidiary (excluding all Unrestricted Subsidiaries) during such period, Consolidated EBITDA and Fixed Charges for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company to reflect, without duplication, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, disposition, merger or consolidation, in each case calculated in accordance with and permitted by the definition of “Consolidated EBITDA.” If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the Consolidated Interest Expense of such Person and its Subsidiaries (excluding all Unrestricted Subsidiaries) for such period;

(2) the Consolidated Interest Expense of such Person and its Subsidiaries (excluding all Unrestricted Subsidiaries) that was capitalized during such period; and

(3) all dividends paid, in cash, Cash Equivalents or Indebtedness during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Note Guarantors payable to a party other than Parent or a Subsidiary (other than an Unrestricted Subsidiary) on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP, except that, in the event Parent or the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture.

“Global Notes Legend” means the legend set forth in Section 2.01(d)(3).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, properties, goods, securities or services, to take-or- pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Note Guarantor, any Indebtedness of such Note Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Note Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Note Register.

“Hospital” means a hospital, outpatient clinic, outpatient surgical center, long-term care facility, diagnostic facility, medical office building or other facility or business that is used or useful in or related to the provision of healthcare services.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money (excluding, for the avoidance of doubt, in all cases any undrawn amounts under the ABL Credit Agreement or any other revolving Credit Facilities);

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of drawn letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, other than (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) all Capitalized Lease Obligations;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Note Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset or property of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset or property at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor) and any Indebtedness of a partnership of which such Person is a general partner to the extent there is recourse to such Person by contract or operation of law for such Indebtedness; and

(9) to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that, notwithstanding the foregoing, Indebtedness shall be deemed not to include any Physician Support Obligations or any obligations arising under the Master Lease (and, for the avoidance of doubt, any Physician Support Obligations and obligations arising under the Master Lease shall be exempt from the limitations set forth in Section 4.09) and except as otherwise provided herein, committed amounts under any Credit Facility shall not be deemed Incurred Indebtedness except to the extent actually drawn thereunder.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Interest Payment Date” means January 15 and July 15 of each year to the Stated Maturity of the Notes, commencing January 15, 2022.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of property, assets, Capital Stock or other securities by Parent or the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock of Parent or the Company.

For purposes of Section 4.07,

(1) “Investment” will include the portion (proportionate to Parent’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Parent’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to Parent’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined in good faith by an Officer of the Company (as evidenced by an Officer’s Certificate)) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer (in each case, as determined in good faith by an Officer of the Company (as evidenced by an Officer’s Certificate)).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P or BBB- (or the equivalent) or better by Fitch (or, in any case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Issue Date” means July 8, 2021.

“Lien” means, with respect to any asset or property, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset or property and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by Parent or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Master Lease” means that certain Master Lease Agreement, dated as of August 4, 2015, among those wholly owned Subsidiaries of Ventas listed in the Schedule of Landlords to the Relative Rights Agreement (collectively, “LeaseCo”) and certain Affiliates of Ardent Legacy Acquisitions Inc., regarding the lease of LeaseCo’s real property to the Company and its Subsidiaries (as may be amended, restated, supplemented, replaced or otherwise modified from time to time).

“Master Lease Tenants” means those Subsidiaries of Parent (other than the Company) that are “Tenants” as defined in the Master Lease as in effect on the Issue Date and any other Subsidiaries of Parent (other than the Company) which become Tenants under the Master Lease. As of the Issue Date, the Master Lease Tenants are AHS Claremore Regional Hospital, LLC, AHS Hillcrest Medical Center, LLC, AHS Oklahoma Physician Group, LLC, AHS Southcrest Hospital, LLC, AHS Tulsa Holdings, LLC, Bailey Medical Center, LLC, BSA Hospital, LLC, Lovelace Health System, LLC, and Southwest Medical Associates, LLC.

“Medicaid/Medicare Account Debtor” means any Account Debtor which is (i) the United States of America acting under the Medicaid/Medicare program established pursuant to the Social Security Act, (ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or (iii) any agent, carrier, administrator or intermediary for any of the foregoing.

“Moody’s” means Moody’s Investors Services, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Net Available Cash” from an Asset Sale means the aggregate cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets or property received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption, by the acquiring Person, of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, brokerage and investment banking fees and expenses, title and recording tax expenses, commissions and other fees, expenses and direct costs (including, without limitation, employee severance and relocation costs and expenses) Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2) all payments made on any Indebtedness that is secured by any assets or property subject to such Asset Sale, in accordance with the terms of any Lien upon such assets or property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets or property disposed of in such Asset Sale and retained by Parent or any Restricted Subsidiary after such Asset Sale;

(5) until received by the selling person, any portion of the purchase price from an Asset Sale placed in escrow or withheld by the purchaser, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale; and

(6) without duplication, any reserves that the Board of Directors of Parent or Restricted Subsidiary entering into such Asset Sale, as the case may be, determines in good faith should be made in respect of the sale price of such asset or assets for post-closing adjustments.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary (other than the Company) that is not a Note Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither Parent nor any Restricted Subsidiary: (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness); or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Parent or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

Notwithstanding the foregoing, in the event Ventas exercises the Ventas Purchase Option pursuant to the terms of the Relative Rights Agreement, any Indebtedness of the Master Lease Tenants owed to Ventas as a result of such exercise of the Ventas Purchase Option shall be deemed to be Non-Recourse Debt.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes by a Note Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Note Guarantees. Each such Note Guarantee will be in the form prescribed by this Indenture.

“Note Guarantor” means Parent and each Restricted Subsidiary (other than the Company) in existence on the Issue Date that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee in accordance with this Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Note Guarantor; provided, further; that the Company and the ETMC JV shall not be required to be a Note Guarantor.

“Note Purchase Agreement” means the purchase agreement, dated June 23, 2021, among the Company, Note Guarantors party thereto and Bank of America, N.A., as representative of the several initial purchaser named therein.

“Notes” means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall refer to the Initial Notes and also include any Additional Notes that may be issued. For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to Notes of the applicable series. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to drawn letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated June 23, 2021, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Controller, the Treasurer or the Secretary or any other officer designated by any such individuals of the Company or any other Person (in the case of an Officer’s Certificate delivered by or on behalf of any Person other than the Company), as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Company by one Officer of the Company or on behalf of any other Person, by one Officer of such other Person, as the case may be.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes or any Note Guarantee.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company, initially the Trustee.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Replacement Assets or a combination of Replacement Assets and cash or Cash Equivalents between Parent or any of its Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.10.

“Permitted Holders” means the collective reference to (i) the Sponsor and (ii) and other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, the Sponsor (other than the portfolio companies of the Sponsor). Any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means an Investment by Parent or any Restricted Subsidiary in:

(1) Parent or a Restricted Subsidiary;

(2) any Investment in a Person if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) receivables owing to Parent or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(5) commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees, officers or directors of Parent or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount not to exceed $10.0 million at any one time outstanding;

(7) any Investment acquired by Parent or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) in satisfaction of judgments or in compromise, settlement or resolution of any litigation, arbitration or other dispute; or

(c) as a result of a foreclosure by Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration from an Asset Sale (including Replacement Assets) that was made pursuant to and in compliance with Section 4.10 or any other disposition of assets or property not constituting an Asset Sale;

(9) Investments in existence on the Issue Date or made under binding agreements in effect on the Issue Date and any renewal or replacement thereof on terms and conditions not materially less favorable than that being renewed or replaced;

(10) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(11) Guarantees of Indebtedness issued in accordance with Section 4.09 and performance guarantees;

(12) Investments made in connection with the funding of contributions under any non- qualified retirement plan or similar employee compensation plan;

(13) Investments by Parent or any of its Restricted Subsidiaries, when taken together with all other Investments made pursuant to this clause (13) since the Issue Date that are at that time outstanding, having an aggregate fair market value (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) at the time of such Investment not to exceed the greater of (x) $190.0 million and (y) 40% of Consolidated EBITDA;

(14) Investments to the extent made in exchange for the issuance of Capital Stock (other than Disqualified Stock) of Parent or the Company;

(15) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business and Investments to secure participation in government reimbursement programs;

(16) Investments in a Permitted Joint Venture, together with all other Investments made by Parent or any Restricted Subsidiary pursuant to this clause (16) in an aggregate amount at the time of such Investment not to exceed the greater of (x) $190.0 million and (y) 40% of Consolidated EBITDA in the aggregate outstanding at any one time;

(17) Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (17) that are at that time outstanding, not to exceed the greater of (x) $140.0 million and (y) 30% of Consolidated EBITDA in the aggregate outstanding at any one time (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(18) the purchase of up to 15% of the outstanding Capital Stock of Physicians Surgical Hospitals, LLC and Physicians Surgical Real Estate, LLC;

(19) Investments in the Captive Insurance Subsidiary in an amount not to exceed 150% of the minimum amount of capital required under the laws of the jurisdiction in which the Captive Insurance Subsidiary is formed and other Investments in the Captive Insurance Subsidiary to cover reasonable general corporate and overhead expenses of the Captive Insurance Subsidiary;

(20) the purchase of any equity interest of any BSA Entity pursuant to a put or call option in respect of such BSA Entity’s equity interests set forth in the Organization Documents of such BSA Entity so long as such BSA Entity becomes a Wholly Owned Subsidiary after giving effect to such purchase;

(21) Investments consisting of (i) the intercompany loan evidenced by the Required Payment Intercompany Note in an aggregate principal amount not to exceed $205,000,000 (excluding any interest paid in kind) at any time outstanding; (ii) intercompany loans (collectively, the “Working Capital Intercompany Loans”) from the Company or any Note Guarantor to AHS East Texas in an aggregate principal amount not to exceed $46,000,000 (excluding any interest paid in kind) at any time outstanding and any Investments from any ETMC Subsidiaries that are party to the ETMC JV Agreement to any ETMC Subsidiary which Investments are made solely with the proceeds of the Working Capital Intercompany Loans; and (iii) an intercompany loan from AHS East Texas to AHS Legacy Operations, LLC in an aggregate principal amount not to exceed $25,000,000 (excluding any interest paid in kind) at any time outstanding;

(22) subject to the provisions of Section 4.19 the ETMC Subsidiaries may make Investments in the ETMC JV with cash generated from the operations of such ETMC Subsidiaries to the extent required by the ETMC JV Agreement;

(23) Investments consisting of Physician Support Obligations made by Parent or any Restricted Subsidiary in the ordinary course of business;

(24) Investments in the form of unsecured guarantees by Parent or any of its Restricted Subsidiaries that manages any hospital of such hospital’s obligation to repurchase Self- Pay Accounts that have been disposed of, or transferred, to collection servicers;

(25) Investments to the extent constituting Permitted Asset Swaps;

(26) cash management transactions between or among Parent, the Restricted Subsidiaries, the Permitted Joint Ventures of Parent and the Restricted Subsidiaries and the BSA Entities;

(27) Investments made in connection with Permitted IRB Transactions;

(28) distributions or payments in connection with a Qualified Receivables Transaction;

(29) any Investment in a Receivable Subsidiary or other Person, pursuant to the terms and conditions of a Qualified Receivables Transaction and any right to receive distributions or payments of fees related to a Qualified Receivables Transaction and any right to purchase assets of a Receivables Subsidiary in connection with a Qualified Receivables Transaction;

(30) Investments pursuant to any customary buy/sell arrangements in favor of investors or joint venture parties in connection with syndications of healthcare facilities, including, without limitation, Hospitals, ambulatory surgery centers, outpatient diagnostic centers or imaging centers;

(31) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (31) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities received by Parent, the Company or a Restricted Subsidiary, not to exceed the greater of (x) $70.0 million and (y) 15% of Consolidated EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(32) any Investment by Parent or any of its Restricted Subsidiaries, so long as, in the case of this clause (32), on a pro forma basis the Consolidated Net Leverage Ratio would not exceed 3.25 to 1.0 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted IRB Transaction” means any transaction in which (x) a Governmental Authority issues industrial revenue bonds or other similar tax-exempt securities (the “Applicable Securities”) in connection with the financing of assets (the “Applicable Assets”) and (y) Parent or any Restricted Subsidiary purchases in cash (the “Applicable Cash”) such Applicable Securities; provided that (a) no Person other than Parent or a Restricted Subsidiary may hold such Applicable Securities or be entitled to exercise any rights or remedies with respect thereto, (b) no assets other than the Applicable Assets or the Applicable Cash may secure such Applicable Securities and (c) none of Parent or any Restricted Subsidiary may be an obligor with respect to such Applicable Securities.

“Permitted Joint Venture” means, with respect to any Person, (1) any corporation, association, or other business entity (other than a partnership) of which 50% or less of the total voting power of the Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and (2) any partnership, joint venture, limited liability company or similar entity of which 50% or less of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing (i) Indebtedness and other obligations of Parent and its Restricted Subsidiaries under a Credit Facility permitted to be Incurred under clause (1) of Section 4.09(b) of this Indenture and (ii) any other Indebtedness, permitted to be Incurred under clause (26) of Section 4.09(b);

(2) Liens by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, in connection with good faith pledges or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, or Liens to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, suppliers’, vendors’, materialmen’s and repairmen’s Liens or similar Liens, Incurred in the ordinary course of business;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith provided appropriate reserves to the extent required pursuant to GAAP have been made in respect thereof;

(5) Liens to secure surety, stay, appeal, indemnification, performance or similar bonds or letters of credit or bankers’ acceptances or similar obligations; provided, however, that such letters of credit do not constitute Indebtedness, or Liens with respect to insurance premium financing;

(6) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as any related Indebtedness is permitted to be Incurred under this Indenture;

(8) leases, licenses, subleases and sublicenses of assets or property (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries;

(9) judgment and attachment Liens and Liens arising by reason of a court order or decree and notices of lis pendens and associated rights related to litigation being contested in good faith, in each case not giving rise to an Event of Default;

(10) Liens securing Indebtedness (including Capitalized Lease Obligations, mortgage financings and purchase money obligations) permitted under clause (8) of Section 4.09(b), which Liens cover only assets or property acquired, financed, designed, leased, constructed, repaired, maintained, installed or improved with or by such Indebtedness (including any proceeds thereof, accessions thereto and any upgrades or improvements thereto); provided that the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so financed, designed, leased, constructed, repaired, maintained, installed or improved;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off, revocation, refund or chargeback or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained with a depositary institution; provided that: (a) such deposit or securities account is not a dedicated cash collateral account and is not subject to restrictions against access by Parent in excess of those set forth by regulations promulgated by the Federal Reserve Board; and (b) such deposit or securities account is not intended by Parent or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Parent and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date (other than Liens permitted under clause (1)) of this definition;

(14) Liens on property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into Parent or a Restricted Subsidiary; provided, however, that such Liens were in existence prior to such Person became a Restricted Subsidiary or merged or consolidated with or into Parent or a Restricted Subsidiary and were not Incurred in connection with, or in contemplation of, such event; provided, further, however, that any such Lien may not extend to any other property owned by Parent or any Restricted Subsidiary;

(15) Liens on property (including Capital Stock) at the time Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Parent or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to such acquisition and were not Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens do not extend to any other property owned by Parent or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of Parent owing to a Restricted Subsidiary, or of a Restricted Subsidiary owing to Parent or another Restricted Subsidiary (other than a receivables entity);

(17) Liens securing the Notes and Note Guarantees;

(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, defease, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (7), (13), (14), (15), (16), (17) and this clause (18) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens in favor of Parent or any Restricted Subsidiary;

(21) Liens securing Indebtedness and other obligations (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $215.0 million and (y) 45% of Consolidated EBITDA;

(22) other non-consensual Liens Incurred in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of Parent and its Restricted Subsidiaries;

(23) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of Parent or any of its Restricted Subsidiaries from incurring or creating Liens on their assets or property;

(24) Liens securing cash management obligations Incurred in the ordinary course of business;

(25) Liens securing obligations incurred in connection with Permitted IRB Transactions, and Liens related to industrial revenue bonds and similar securities, so long as Parent and the Restricted Subsidiaries hold all the securities, bonds, notes or other evidence of Indebtedness issued in respect thereof;

(26) Liens securing obligations in respect of Indebtedness permitted under clause (22) of Section 4.09(b) so long as such Liens attach only to property or assets of the BSA Entities;

(27) Liens securing obligations in respect of Indebtedness and other obligations of Parent and its Restricted Subsidiaries permitted under clause (24) of Section 4.09(b);

(28) Liens on the assets of the Captive Insurance Subsidiary created or deemed to exist in connection with the self-insurance program of the Captive Insurance Subsidiary;

(29) Liens upon properties or assets of Non-Guarantor Subsidiaries to secure obligations permitted to be incurred by Non-Guarantor Subsidiaries; and

(30) in the event Ventas exercises the Ventas Purchase Option, any pledge of the Capital Stock of the Master Lease Tenants in favor of Ventas.

“Permitted Sale/Leaseback Transaction” shall mean any Sale/Leaseback Transaction consummated by Parent or any Restricted Subsidiary after the Issue Date; provided that (a) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (b) no less than 75% of the aggregate consideration received in such Sale/Leaseback Transaction shall be in cash and Cash Equivalents and (c) Parent or applicable Restricted Subsidiary shall receive at least fair market value (as determined by Parent in good faith) for any property disposed of in such Sale/Leaseback Transaction.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Physician Support Obligation” means:

(1) a loan to or on behalf of, or a Guarantee of Indebtedness of or income of, (x) a physician or healthcare professional providing service to patients in the service area of a Hospital operated by Parent or any Restricted Subsidiary or (y) any independent practice association or other entity that is majority owned by any Person or group of Persons described in clause (x), in either case made or given by Parent or any Restricted Subsidiary

(a) in the ordinary course of its business; and

(b) pursuant to a written agreement having a period not to exceed five years;

or

(2) Guarantees by Parent or any Restricted Subsidiary of leases and loans to acquire property (real or personal) for or on behalf of a physician, healthcare professional or any independent practice association or other entity that is majority owned by any Person or group of Persons described in clause (x) above providing service to patients in the service area of a Hospital operated by Parent or any Restricted Subsidiary.

“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Parent or any Restricted Subsidiary pursuant to which Parent or any Restricted Subsidiary may sell, convey or otherwise transfer pursuant to customary terms to a Receivables Subsidiary or any other Person or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Parent or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with sales, factoring or securitization transactions involving accounts receivable.

“Rating Agencies” means S&P, Moody’s or Fitch or, if one or more of S&P, Moody’s or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Receivables Subsidiary” means any special purpose Wholly Owned Subsidiary of Parent (i) that acquires accounts receivable generated by Parent or any of its Subsidiaries, (ii) that engages in no operations or activities other than those related to a Qualified Receivables Transaction and (iii) except pursuant to Standard Securitization Undertakings, (x) no portion of the obligations (contingent or otherwise) of which is recourse to or obligates Parent or any of its Restricted Subsidiaries in any way, and (y) with which neither Parent nor any of its Restricted Subsidiaries has any contract, agreement, arrangement or understanding other than on terms no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent.

“Record Date” for the interest payable on any applicable Interest Payment Date means the January 1 or July 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of Parent that refinances Indebtedness of any Restricted Subsidiary, Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary or Indebtedness of any Note Guarantor that refinances Indebtedness of the Company or any Note Guarantor) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantee on terms not materially less favorable, when taken as a whole, to the holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Note Guarantor.

“Regulation S” means Regulation S under the Securities Act.

“Registrar” means the registrar for the purpose of registering Notes and transfers of Notes as provided in this Indenture, initially the Trustee.

“Relative Rights Agreement” means that certain relative rights agreement dated as of June 28, 2018, among the administrative agent under the Term Loan Facility, the administrative agent under the Company’s existing asset-based revolving credit agreement dated as of June 28, 2018, the trustee for Existing Notes and LeaseCo, setting out their respective relative rights and privileges with respect to certain rights and remedies in respect of the Lender Obligations (as defined therein) and the Lease Obligations (as defined therein) (as supplemented as of the Issues Date and as may be further amended, restated, supplemented, replaced or otherwise modified from time to time).

“Replacement Assets” means properties or assets substantially similar to the assets disposed of in a particular Asset Sale and acquired to replace the properties or assets that were the subject of the Asset Sale or that are otherwise used or useful in a Similar Business.

“Required Payment Intercompany Note” means that certain promissory note, dated as of March 1, 2018, made by AHS East Texas in favor of AHS Legacy Operations, LLC in an initial aggregate principal amount equal to $205.0 million as amended, restated, supplemented or modified from time to time.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to Parent.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes Legend” means the legend set forth in Section 2.01(d)(1) and, in the case of the Temporary Regulation S Global Note, the legend set forth in Section 2.01(d)(2).

“Restricted Subsidiary” means any Subsidiary of Parent, other than the ETMC JV and any Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means S&P Global Ratings (a division of S&P Global Inc.) or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby Parent or a Restricted Subsidiary transfers such property to a Person (other than Parent or any of its Subsidiaries) and Parent or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness for borrowed money of Parent or any of its Subsidiaries (excluding all Unrestricted Subsidiaries) secured by a Lien on any assets of Parent or any of its Subsidiaries (excluding all Unrestricted Subsidiaries) (other than (i) Hedging Obligations permitted to be Incurred pursuant to clause (7) of Section 4.09(b) and (ii) the Notes, to the extent secured by any such Lien).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Self-Pay Accounts” means any Account for which a third-party payor is not the Account Debtor other than Accounts for which the Account Debtor is a credit card or debit card company or processor.

“Senior Credit Facilities” means the Term Loan Facility and the ABL Credit Agreement.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Secured Indebtedness of Parent and its Subsidiaries (excluding all Unrestricted Subsidiaries) as of such date on a consolidated basis in accordance with GAAP minus (ii) unrestricted cash and Cash Equivalents held by Parent or its Subsidiaries (excluding all Unrestricted Subsidiaries) on such date (provided that any cash or Cash Equivalents held by an ETMC Subsidiary that are not in a Controlled Account shall be deemed to be Restricted Cash) to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended. The Senior Secured Net Leverage Ratio shall be calculated in a manner consistent with that set forth in the proviso to the definition of “Fixed Charge Coverage Ratio.”

“Significant Subsidiary” means the Company and any Restricted Subsidiary that would be a “Significant Subsidiary” of Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by Parent and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, or that constitutes a reasonable extension or expansion thereof.

“Sponsor” means EGI-AM Investments, L.L.C. and any Affiliate thereof.

“Sponsor Fees” means the fees payable by Parent or any of the Subsidiaries of Parent to the Sponsor or any Affiliate of the Sponsor pursuant to a management or services agreement approved by the board of directors of Parent or any Subsidiary of Parent, in each case, to the extent such fees are for services provided to Parent and its Subsidiaries.

“Standard Securitization Undertakings” means all representations, warranties, covenants and indemnities entered into by Parent or any Restricted Subsidiary which are customary in securitization transactions involving accounts receivable.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of the Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tenant Debt Cap” means the maximum amount of Indebtedness that the Master Lease Tenants are permitted to incur pursuant to the terms of the Relative Rights Agreement, as such amount may be increased or decreased pursuant to any amendment, amendment and restatement, supplement or waiver to the Relative Rights Agreement.

“Term Loan Facility” means that certain senior secured term loan agreement of Parent, the Company and certain of its Subsidiaries with Barclays Bank PLC, as administrative agent, and the other parties thereto, dated June 28, 2018, including any related notes, Guarantees, instruments and agreements executed in connection therewith, as amended, modified, renewed, refunded, replaced, restructured, restated or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, provided that such additional Indebtedness is Incurred in accordance with the covenant described under Section 4.09).

“Transactions” means, collectively, (i) the offering of the Notes, (ii) the entering into of, and the initial borrowings under, the Senior Credit Facilities (including the entry into of, and the initial borrowing under, an amended and extended Term Loan Facility up to $900.0 million), (iii) the redemption and satisfaction and discharge of the Existing Notes, (iv) the repayment of Indebtedness occurring on the Issue Date and after the Issue Date to repay and refinance the existing Term Loan Facility dated June 28, 2018 and (v) the payment of related premiums, accrued interest, fees and expenses in connection with each of the foregoing.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, as of any applicable redemption date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the applicable redemption date or, in the case of a redemption in connection with a satisfaction and discharge or defeasance, on the third Business Day preceding the deposit of funds with the Trustee in accordance with the applicable provisions of this Indenture) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published or available, any publicly available source of similar market data selected by the Company) most nearly equal to the period from the applicable redemption date to July 15, 2024; provided, however, that if the period from the applicable redemption date to July 15, 2024 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the applicable redemption date to July 15, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa- 777bbbb).

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Trustee” means U.S. Bank National Association, not in its individual capacity but solely as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Parent that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Parent in the manner provided below; provided that neither the Company nor the ETMC JV may be designated as an Unrestricted Subsidiary;

(2) any Subsidiary of an Unrestricted Subsidiary; and

(3) in the event Ventas exercises the Ventas Purchase Option, the Master Lease Tenants.

The Board of Directors of Parent may designate any Subsidiary of Parent (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries has not Guaranteed any Capital Stock or Indebtedness of or have any Investment in, Parent or any Restricted Subsidiary and does not hold any Liens on any property or assets of Parent or any Restricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will for so long as it is an Unrestricted Subsidiary, consist of Non-Recourse Debt;

(3) the aggregate fair market value of all outstanding Investments of Parent and its Restricted Subsidiaries in such Subsidiary complies with Section 4.07 or constitutes a Permitted Investment;

(4) such Subsidiary is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5) except as permitted by the covenant above under Section 4.11, on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary with terms substantially less favorable to Parent or such Restricted Subsidiary, when taken as a whole, than those that would have been obtained from Persons who are not Affiliates of Parent.

Any such designation by the Board of Directors of Parent after the Issue Date shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. The Board of Directors of Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary in the same manner provided above; provided that immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and Parent could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of that is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“UT Tyler” means The University of Texas Health Science Center at Tyler.

“UT Tyler Properties” means those properties of UT Tyler subject to the ETMC JV Agreement.

“Ventas” means Ventas, Inc., a Delaware corporation, and those Subsidiaries of Ventas, Inc. listed in the Schedule of Landlords to the Relative Rights Agreement (collectively, “LeaseCo”).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by Parent or another Wholly Owned Subsidiary.

Section 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)
“Additional Relative Rights Agreement”	7.12
“Additional Restricted Notes”	2.01(b)
“Agent Members”	2.01(e)(iii)
“Affiliate Transaction”	4.11(a)
“Asset Sale Offer”	4.10(c)
“Asset Sale Offer Amount”	4.10(c)
“Asset Sale Offer Period”	4.10(c)
“Asset Sale Purchase Date”	4.10(c)
“Authenticating Agent”	2.02

Term	Defined in Section
“Authentication Order”	2.02
“Automatic Exchange”	2.06(e)
“Automatic Exchange Date”	2.06(e)
“Automatic Exchange Notice”	2.06(e)
“Automatic Exchange Notice Date”	2.06(e)
“Change of Control Offer”	4.14(b)
“Change of Control Payment”	4.14(b)(1)
“Change of Control Payment Date”	4.14(b)(2)
“Clearstream”	2.01(b)
“Covenant Defeasance”	8.03
“Cumulative CNI”	4.07(a)(4)(c)
“DTC”	2.03
“Euroclear”	2.01(b)
“Event of Default”	6.01
“Excess Proceeds”	4.10(c)
“Global Notes”	2.01(b)
“Legal Defeasance	8.02
“Note Register”	2.03
“Paying Agent”	2.03
“Permanent Regulation S Global Note”	2.01(b)
“Permitted Parties”	4.03
“Registrar”	2.03
“Regulation S Global Note”	2.01(b)
“Regulation S Notes”	2.01(b)
“Reinstatement Date”	4.17(a)
“Resale Restriction Termination Date”	2.06(b)
“Restricted Global Note”	2.06(e)
“Restricted Payment”	4.07
“Restricted Period”	2.01(b)
“Rule 144A Global Note”	2.01(b)
“Rule 144A Notes”	2.01(b)
“Secured Website”	4.03
“Successor Company”	5.01(a)(1)
“Suspended Covenants”	4.17(a)
“Suspension Date”	4.17(a)
“Suspension Period”	4.17(b)
“Temporary Regulation S Global Note”	2.01(b)
“Unrestricted Global Note”	2.06(e)
“Ventas Purchase Option”	10.06(f)

Section 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Note Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture; and

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.

Section 1.05. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote on or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. If a record date is fixed, then only those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to give any such request, demand, authorization, direction, notice, consent, waiver or take any such other act or vote on or consent to any such action by vote or consent, whether or not such Holders remain Holders after such record date. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 120 days after such record date.

Section 1.06. Financial Calculations for Limited Condition Acquisitions. When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Acquisition and any other transactions to be entered into in connection therewith, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such baskets or ratios shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition and any other transactions to be entered into in connection therewith and, for the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA of the Company or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition and any other transactions to be entered into in connection therewith is permitted hereunder and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition unless and until such Limited Condition Acquisition has been abandoned, as determined by the Company, prior to the consummation thereof.

ARTICLE 2.

THE NOTES

Section 2.01. Form and Dating; Terms.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $300,000,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture any Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Section 2.02, 2.06, 2.09, 3.06 or 9.05, in connection with an Asset Sale Offer pursuant to Section 4.10 or in connection with a Change of Control Offer pursuant to Section 4.14.

Notwithstanding anything to the contrary contained herein, the Company may not issue any Additional Notes, unless at the time of such issuance, the Company would be in compliance with Section 4.09.

The Notes shall be known and designated as “5.750% Senior Notes due 2029” of the Company.

With respect to any Additional Notes, the Company shall set forth in (x) a Board Resolution and (y) (i) an Officer’s Certificate or (ii) one or more indentures supplemental hereto, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(2) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 12.03, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

A copy of the Board Resolutions of the Company establishing the terms of any Additional Notes, certified by the Secretary or any Assistant Secretary of the Company, shall be delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

(b) The Initial Notes are being offered and sold by the Company pursuant to the Note Purchase Agreement. The Initial Notes and any Additional Notes (if issued as Transfer Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.01(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”). Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.01(d) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note” within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Exhibit C). Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article 2 for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note and the Regulation S Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.03; provided, however, that, at the option of the Company, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph.

Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and Exhibit B and in Section 2.01(d). The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A and Exhibit B are part of the terms of this Indenture and, to the extent applicable, the Company, the Note Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d) Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Transfer Restricted Note is sold under an effective registration statement or (ii) an Initial Note or Additional Note is exchanged for a Note that does not bear the Restricted Notes Legend in accordance with Section 2.06(e):

(1) the Rule 144A Global Note and the Regulation S Global Note shall bear the following legend on the face thereof the “Restricted Notes Legend”:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER SUCH INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (1) PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR

OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (2) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

(2) the Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

(3) Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(e) Book-Entry Provisions.

(i) This Section 2.01(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(ii) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear legends as set forth in Section 2.01(d). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except as set forth in Sections 2.01(e)(v) and 2.01(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(iii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iv) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.01(f) to beneficial owners who are required to hold Definitive Notes, the Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(v) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.01(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(vi) The Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(vii) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Definitive Notes.

(i) Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice or, (B) the Company in its sole discretion executes and delivers to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes.

(ii) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(e)(iii) or (iv) shall, except as otherwise provided by Section 2.06(d), bear the Restricted Notes Legend.

(iii) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled certificated Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note in authorized denominations representing the principal amount not so transferred.

(iv) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(v) Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

Section 2.02. Execution and Authentication. On the Issue Date, the Trustee shall, upon receipt of a Company Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder. At least one Officer shall sign the Notes for the Company by manual or facsimile signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $300,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (3) under the circumstances set forth in Section 2.06(e), Initial Notes or Additional Notes in the form of an Unrestricted Global Note, in each case upon a Company Order. Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes. Notwithstanding anything herein to the contrary, prior to authenticating any Note hereunder, the Trustee (or Authenticating Agent) shall receive an Authentication Order from the Company.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such instrument shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Company or any Note Guarantor, pursuant to Article 5 or Section 10.02, as applicable, shall be consolidated or merged with or into or wind up into any other Person or shall sell, assign, convey, transfer or otherwise dispose of all or substantially all of the properties and assets of the Company and its

Restricted Subsidiaries, taken as a whole, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Note Guarantor shall have been merged or wound up into, or the Person which shall have received a sale, assignment, conveyance, transfer, or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article 5 or Section 10.02, as applicable, any of the Notes authenticated or delivered prior to such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.03. Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Note Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its Restricted Subsidiaries organized in the United States may act as Paying Agent, Registrar or transfer agent.

The Company initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

Section 2.04. Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders of the Notes or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes), shall notify the Trustee in writing of any default by the Company or any Note Guarantor in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon payment to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Company, on its own behalf and on behalf of each of the Note Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of the Notes and the Company shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.06. Transfer and Exchange.

(a) General. A Holder may transfer a Note to another Person or exchange a Note for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.06. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.06 by noting the same in the register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such register. The transfer or exchange of any Note may only be made in accordance with this Section 2.06 and Section 2.01(e) and 2.01(f), as applicable, and, in the case of a Global Note, the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this Section 2.06(a).

(b) Transfers of Rule 144A Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or a beneficial interest therein prior to the date which is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(i) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note; and

(ii) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.08 from the proposed transferee and, if requested by the Company, the delivery of an opinion of counsel, certification and/or other information satisfactory to the Company.

(c) Transfers of Regulations S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note or a beneficial interest therein prior to the expiration of the Restricted Period:

(i) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii) a transfer of a Regulation S Note shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.08 from the proposed transferee and, if requested by the Company or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and

(iii) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.08 from the proposed transferee and, if requested by the Company, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to the Company; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Regulation S Global Note to a transferee in the form of a beneficial interest in that Regulation S Note.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.08 or any additional certification.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless Initial Notes or Additional Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.06(e) or 2.06(g)(v) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e) Automatic Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in such Global Note (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in an unrestricted Global Note (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (A) with respect to the Notes issued on the Issue Date, the Issue Date or (B) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company may pursuant to the Applicable Procedures (i) provide written notice to DTC at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to direct the Depositary to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Company shall have previously otherwise made eligible for exchange with the DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least 15 calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and the (z) “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Company, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged. At the Company’s request on no less than five (5) calendar days’ notice prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Company’s name and at its expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders. Notwithstanding anything to the contrary in this Section 2.06(e), during the fifteen (15) day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.06(e) shall be permitted without the prior written consent of the Company. As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to rely upon, an Officer’s Certificate in form reasonably acceptable to the Trustee to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.06(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.01 or this Section 2.06. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article 2, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but Holders shall be required to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.02, 2.06, 2.10, 3.06, 4.10, 4.14, or 9.05).

(iii) The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Note attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(f) shall, except as otherwise provided by Section 2.06(d), bear the Restricted Notes Legend.

(vi) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation under any circumstances to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person, including without limitation, with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the Holders (which shall be DTC or its nominee in the case of a Global Note). The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(ii) Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Registrar shall be responsible to monitor, determine, inquire or otherwise ascertain whether any transfer complies with applicable law, including the registration provisions of or exemptions from the Securities Act, applicable state securities laws, the rules of any Depositary, ERISA, the Code or the Investment Company Act; provided that if a certificate is specifically required by the express terms of this Section 2.06 to be delivered to the Trustee or the Registrar by a purchaser or transferee of a Note, the Trustee or the Registrar, as the case may be, shall be under a duty to receive and examine the same to determine whether the certificate substantially complies on its face with the express terms of this Indenture and shall promptly notify the party delivering the same if such transfer does not comply with such terms.

(iii) Affiliate Holders. By accepting a beneficial interest in a Global Note, any Person that is an Affiliate of the Company agrees to give notice to the Company, the Trustee and the Registrar of the acquisition and its Affiliate status.

Section 2.07. [Reserved].

Section 2.08. Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

AHP Health Partners, Inc.

c/o U.S. Bank National Association 60 Livingston Avenue

St. Paul, MN 55107

Attention: Corporate Trust Services

Re:	AHP Health Partners, Inc. (the “Company”)

5.750% Senior Notes due 2029 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $300,000,000 aggregate principal amount of the Rule 144A Note in exchange for an equivalent beneficial interest in a Regulation S Note, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Company and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Company.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Section 2.09. Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.10. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.10 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.11. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.12. Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.13. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act).

Certification of the destruction of all cancelled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.14. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.14. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Company shall promptly notify the Trustee in writing of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed, first-class postage prepaid, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.14 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.15. CUSIP Numbers. The Company in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers.

ARTICLE 3.

REDEMPTION

Section 3.01. Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least 5 Business Days (or such shorter time period with the consent of the Trustee) before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 but not more than 60 days before a redemption date, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02. Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis or, to the extent that selection on a pro rata basis is not practicable, by lot or by such other method the Trustee shall deem fair and appropriate in accordance with the applicable procedures of DTC. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 on excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03. Notice of Redemption.

(a) Subject to Section 3.09, the Company shall mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11. Except as set forth in Sections 3.07(g) and 4.14, notices of redemption may not be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price;

(iii) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(vii) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(b) At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least 5 Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(a).

Section 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except in connection with a conditional redemption pursuant to Section 4.14). The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05. Deposit of Redemption or Purchase Price.

(a) Prior to noon Eastern Time on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b) If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If the optional redemption date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business, on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06. Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07. Optional Redemption.

(a) At any time prior to July 15, 2024, upon not less than 10 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, the Company may redeem all or part of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) At any time prior to July 15, 2024, the Company may, at its option, redeem up to 40% of the aggregate principal amount of Notes issued by it (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 105.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that:

(1) at least 50% of the aggregate original principal amount of Notes issued under this Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after each such redemption; and

(2) the redemption occurs within 180 days after the closing of such Equity Offering.

(c) Except pursuant to clause (a) or (b) of this Section 3.07, the Notes are not redeemable at the Company’s option prior to July 15, 2024.

(d) On and after July 15, 2024, the Company may, at its option, redeem all or, from time to time, a part of the Notes upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2024	102.875%
2025	101.438%
2026 and thereafter	100.000%

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(f) If the optional redemption date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such Record Date. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

(g) Notice of any redemption, whether in connection with an Equity Offering, other transaction or otherwise may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or other transaction.

(h) Notwithstanding the foregoing, in connection with any tender offer for any Notes and any offer to purchase the Notes as described under Sections 4.10 and 4.14, if holders of not less than 90% in the aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer or offer to purchase and the Company, or any other Person making such tender offer or offer to purchase, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such other Person will have the right, upon notice given not more than 10 days following such purchase pursuant to such tender offer or offer to purchase, to redeem all of the Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each holder in such tender offer or offer to purchase, plus, to the extent not included in the tender offer or purchase payment, accrued and unpaid interest to but excluding the applicable optional redemption date, Change of Control Payment Date or Asset Sale Purchase Date. Such redemption may be made upon notice mailed or otherwise delivered to each holder in accordance with the applicable procedures of DTC (or, if the Notes are then certificated, to each holder’s registered address), not less than 10 nor more than 60 days prior to the applicable optional redemption date, Change of Control Payment Date or Asset Sale Purchase Date. Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including the occurrence of a Change of Control Repurchase Event.

Section 3.08. Mandatory Redemption. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Company shall be required to commence an Asset Sale Offer, they shall follow the procedures specified below.

(b) Upon the commencement of an Asset Sale Offer, the Company shall send, by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and, to the extent required by the terms of other Pari Passu Indebtedness, holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;

(ii) the Asset Sale Offer Amount, the purchase price and the Asset Sale Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in amounts of $2,000 or in integral multiples of $1,000 in excess thereof only;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Asset Sale Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Asset Sale Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders or lenders thereof exceeds the Asset Sale Offer Amount, the Trustee shall select the Notes, and the trustee or agent for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness, to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000 or in integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered representing the same indebtedness to the extent not repurchased.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4.

COVENANTS

Section 4.01. Payment of Notes. The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of noon Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency. The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03. Reports and Other Information. So long as any Notes are outstanding, Parent will furnish to the holders of Notes or to the Trustee with instructions to furnish to the holders of Notes:

(1) within 105 days after the end of each fiscal year of Parent, all annual financial information of Parent and its Subsidiaries (including a balance sheet, statement of operations and statement of cash flows) that would be required to be contained in a filing with the SEC on Form 10-K, plus a report on the annual financial statements by Parent’s certified independent accountants and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, all quarterly financial information of Parent and its Subsidiaries that would be required to be contained in a filing with the SEC on Form 10-Q, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

(3) information substantially similar to the information that would be required to be included in a Current Report on Form 8-K (as in effect on the Issue Date) filed with the SEC by Parent (if Parent were required to prepare and file such form) pursuant to Items 1.01 (Entry into a Material Definitive Agreement), 1.02 (Termination of a Material Definitive Agreement), 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets), 4.01 (Changes in Registrant’s Certifying Accountant), 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report), 5.01 (Changes in Control of Registrant), or 5.02(b) and (c) (Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers) (limited to information with respect to officers of Parent and other than compensatory arrangements of such officers) of such form (and in any event excluding, for the avoidance of doubt, the financial statements, pro forma financial information and exhibits, if any, that would be required by Item 9.01 (Financial Statements and Exhibits) of such form), within 15 days after the date of filing that would have been required for a Current Report on Form 8-K; provided, however, that Parent may include any information of the information above in the quarterly report for the quarter in which the event occurred as permitted by the “safe-harbor” provisions of Form 8-K, and provided, further, that no such report shall be required to be furnished if Parent determines in its good faith judgment that such event is not material to the holders of the Notes or the business assets, operations, financial positions or prospects of Parent and its Restricted Subsidiaries, taken as a whole.

The reports required pursuant to clauses (1), (2) and (3) above are not required to comply with (i) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002 and related Items 10(e), 103, 104, 201, 304(b), 305, 307, 308, 402 and 703 of Regulation S-K and Regulation G or (ii) Rule 2-01, Rule 3-09, Rule 3-10 or Rule 3-16 and Article 11 of Regulation S-X, except that summary guarantor/non- guarantor information consistent with the disclosure in the Offering Memorandum will be provided. In no event will such reports be required to comply with Item 601 of Regulation S-K promulgated by the SEC (with respect to exhibits) or, with respect to reports referenced in clause (3) above, to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a Current Report on Form 8-K. To the extent that Parent (or any direct or indirect parent entity of Parent pursuant to the immediately following paragraph) is not a reporting company under the Exchange Act, in no event will such reports be required to be presented in compliance with the requirements of the Public Company Accounting Oversight Board.

Parent may satisfy its obligation under this Section 4.03 with respect to financial information relating to Parent by furnishing financial information relating to any direct or indirect parent entity of Parent (which shall be permitted, subject to compliance with this Indenture, at any time, at Parent’s sole discretion); provided that such parent company is a Note Guarantor and, if such parent company has material operations other than through its ownership of Parent, such reports shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and its Subsidiaries (other than Parent and its Restricted Subsidiaries), on the one hand, and the information relating to Parent and its Restricted Subsidiaries, on the other hand.

Parent shall maintain a website (which may be nonpublic) (the “Secured Website”) to which holders, prospective investors that certify that they are qualified institutional buyers, securities analysts and market makers (“Permitted Parties”) are given access and to which such information is posted. In addition, Parent shall schedule and participate in quarterly and annual private conference calls to discuss results of operations with holders of the Notes within 10 Business Days after the date on which quarterly and annual, as the case may be, reports are required to be furnished under this Indenture. Parent shall employ commercially reasonably means expected to reach Permitted Parties (it being understood that a posting on the Secured Website shall be sufficient) no fewer than three Business Days prior to the date of the conference call required to be held to announce the time and date of such conference call and either including all information necessary to access the call or directing Permitted Parties to contact the appropriate person at Parent to obtain such information.

Notwithstanding the foregoing, Parent will be deemed to have furnished such reports referred to above to the Trustee and the holders of the Notes if Parent or any direct or indirect parent entity of Parent has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available; provided, however, that the Trustee shall have no responsibility whatsoever to determine if such filing has occurred.

In addition, Parent has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

To the extent that any reports or other information is not furnished within the time periods specified above and such reports or other information is subsequently furnished prior to the time such failure results in an Event of Default, Parent will be deemed to have satisfied its obligations with respect thereto and any Default with respect thereto shall be deemed to have been cured. Parent may satisfy its obligation to furnish any reports or other information to the Trustee and holders of the Notes at any time by filing or furnishing, as applicable, such information with the SEC, it being understood that the Trustee shall have no obligation to determine if such filings have been made.

If Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual reports required by this Section 4.03 shall include a reasonably detailed presentation of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent.

Any subsequent restatement of financial statements shall not have any retroactive effect for purposes of calculations previously made pursuant to the covenants contained in this Indenture. The subsequent posting or making available of any materials or conference call required by this covenant shall be deemed automatically to cure any Default resulting from the failure to post or make available such materials or conference call within the required timeframe.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice (actual, constructive or otherwise) of any information contained therein or determinable from information contained therein, including Parent’s compliance with any of the covenants under this Indenture.

Section 4.04. Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to his or her knowledge, the Company has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) If any Default has occurred and is continuing under this Indenture, the Company shall promptly (which shall be no more than five (5) Business Days upon becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Company proposes to take with respect thereto.

Section 4.05. Taxes. The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06. Stay, Extension and Usury Laws. The Company and each of the Note Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Note Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Limitation on Restricted Payments.

(a) Parent shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other assets or property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving Parent or any of its Restricted Subsidiaries) other than:

(a) dividends or distributions payable solely in Capital Stock of Parent (other than Disqualified Stock); and

(b) dividends or distributions by a Restricted Subsidiary payable to Parent or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis in accordance with such holders’ interests in such class or series of Capital Stock);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of Parent or any direct or indirect parent entity of Parent held by Persons other than Parent or a Restricted Subsidiary (other than in exchange for Capital Stock of Parent (other than Disqualified Stock) or any Capital Stock of any direct or indirect parent entity of Parent);

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment on any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(a) Indebtedness of the Company owing to and held by any Note Guarantor or Indebtedness of a Note Guarantor owing to and held by the Company or any other Note Guarantor permitted under clause (5) of Section 4.09(b); or

(b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment;

(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(b) no Default shall have occurred and be continuing (or would result therefrom);

(c) Parent is able to Incur $1.00 of additional Indebtedness under the provisions of Section 4.09(a); and

(d) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (including Restricted Payments made pursuant to clause (5) of the next succeeding paragraph but excluding all other clauses of Section 4.07(b)) would not exceed the sum of (without duplication):

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from April 1, 2018 to the end of Parent’s most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit) (the “Cumulative CNI”);

(ii) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by an Officer of the Company (as evidenced by an Officer’s Certificate), of marketable securities or other property received by the Company since the Existing Notes Issue Date from the issue or sale of its Capital Stock (other than Disqualified Stock) or as a capital contribution, other than:

(A) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); and

(B) Net Cash Proceeds received by Parent from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under Section 3.07(b);

(iii) 100% of any cash dividends or cash distributions received directly or indirectly by the Company or a Note Guarantor after the Existing Notes Issue Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income;

(iv) the amount by which Indebtedness of Parent or its Restricted Subsidiaries is reduced on Parent’s consolidated balance sheet upon the conversion or exchange subsequent to the Existing Notes Issue Date of any Indebtedness of Parent or its Restricted Subsidiaries (other than debt owing to and held by a Subsidiary of Parent) convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Parent (less the amount of any cash, or the fair market value of any other property, distributed by Parent upon such conversion or exchange); and

(v) the amount equal to the net reduction in Restricted Investments made by Parent or any of its Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, or repayments of loans or advances or other transfers of property or assets (including by way of dividend or distribution) by such Person to Parent or any Restricted Subsidiary (other than for reimbursement of tax payments);

(B) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee); or

(C) the (i) redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, (ii) merger or consolidation of an Unrestricted Subsidiary with and into Parent or any of its Restricted Subsidiaries or (iii) transfer (other than by lease) of all or substantially all of the Unrestricted Subsidiaries’ assets to Parent or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by Parent or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (v) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this clause (v) to the extent it is already included in Consolidated Net Income.

(e) Section 4.07(a) shall not prohibit:

(1) a Restricted Payment made by exchange for, or out of the proceeds of, a substantially concurrent sale of, Capital Stock of Parent (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or any cash capital contribution to Parent; provided, however, that the amount of Net Cash Proceeds from such sale of Capital Stock that is utilized for such Restricted Payment shall be excluded from clause (4)(c)(ii) of Section 4.07(a);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations then owing to and held by the Company or any Guarantor Subordinated Obligations of any Note Guarantor made by exchange for, or out of the proceeds of, the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of, the substantially concurrent sale of Guarantor Subordinated Obligations so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to Section 4.09 and constitute Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock or Preferred Stock of Parent or a Restricted Subsidiary made by exchange for, or out of the proceeds of, the substantially concurrent sale of Disqualified Stock or Preferred Stock of Parent or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock or Preferred Stock is permitted to be Incurred pursuant to Section .09 and constitutes Refinancing Indebtedness;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control Repurchase Event in accordance with provisions similar to Section .14 or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(5) the payment of any dividend or distribution, or the consummation of any irrevocable redemption, within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at such date of declaration or redemption notice such dividend, distribution or redemption, as the case may be, would have complied with this provision;

(6) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock of Parent held by any existing or former employees, officers, directors, management or consultants of Parent or any Subsidiary of Parent or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate employees, officers, directors, management or consultants entered into in the ordinary course of business or approved by the Board of Directors of Parent; provided that such Capital Stock was received for services related to, or for the benefit of, Parent and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause (6) shall not exceed $15.0 million in the aggregate during any fiscal year (which will increase to $30.0 million following an underwritten public Equity Offering by Parent or any direct or indirect parent entity of Parent) (with unused amounts in any fiscal year being carried over to the next succeeding fiscal years), subject to a maximum payment in any fiscal year of $30.0 million (which will increase to $60.0 million following an underwritten public Equity Offering by Parent or any direct or indirect parent entity of Parent), although such amount in any fiscal year may be increased by an amount not to exceed:

(a) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of Parent and, to the extent contributed to Parent, Capital Stock of any of Parent’s direct or indirect parent entities, in each case to existing or former employees, officers, directors, management or consultants of Parent, any Subsidiary of Parent that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the amount of Net Cash Proceeds from such sales or contributions that is utilized for redemptions or repurchases pursuant to this clause (6) shall be excluded from clause (4)(c)(ii) of Section 4.07(a)); plus

(b) the cash proceeds of key man life insurance policies received by Parent or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (6);

(7) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock or Preferred Stock of Parent or any of its Restricted Subsidiaries Incurred in accordance with Section 4.09;

(8) the purchase, redemption or other acquisition, cancellation or retirement of Capital Stock: (a) deemed to occur upon the exercise or exchange of options, warrants, other rights to purchase or acquire Capital Stock or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents a portion of the exercise or exchange price thereof, (b) made pursuant to binding commitments in effect on the Issue Date to the extent described in the Offering Memorandum or (c) made in lieu of withholding taxes resulting from the exercise or exchange of options, warrants, other rights to purchase or acquire Capital Stock or other securities convertible into or exchangeable for Capital Stock;

(9) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (to the extent of the Investments in such Unrestricted Subsidiaries);

(10) other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (10) (as reduced by the amount of capital repaid or otherwise returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed the greater of (x) $100.0 million and (y) 25% of Consolidated EBITDA;

(11) payments in lieu of the issuance of fractional shares;

(12) payments or distributions to dissenting shareholders pursuant to applicable law in connection with any merger, consolidation or disposition in accordance with the terms of this Indenture;

(13) the purchase, redemption, acquisition, cancellation or other retirement of any Capital Stock of Parent or a Restricted Subsidiary to the extent necessary, in the good faith judgment of Parent, to prevent the loss or secure the renewal or reinstatement of any license, permit or other authorization held by Parent or any of its Subsidiaries issued by any governmental or regulatory authority or to comply with government contracting regulations;

(14) the declaration and payment by Parent of, dividends on the Common Stock or common equity interests of Parent or any direct or indirect parent entity of Parent following a public offering of such Common Stock or common equity interests, in an amount not to exceed 6% of the proceeds received by or contributed to Parent or any direct or indirect parent entity of Parent in or from any public offering in any fiscal year, other than public offerings with respect to Parent’s or such parent’s Common Stock registered on Form S-4 or Form S-8 and other than any public sale the proceeds of which were used to finance a Restricted Payment pursuant to clause (1) above;

(15) any Restricted Payment, so long as, in the case of this clause (15), immediately after giving effect to the making of such Restricted Payment on the date such Restricted Payment is made, on a pro forma basis the Consolidated Net Leverage Ratio would not exceed 2.50 to 1.0;

(16) in the event the Transactions are consummated, any payments made in connection with the Transactions as described in this offering memorandum;

(17) payments made in compliance with clause (13) of Section 4.11(b);

(18) payments made to cash-out Class C Units of Parent pursuant to their terms in connection with an initial public offering of Common Stock or other common equity interests of Parent or any direct or indirect parent entity thereof;

(19) the declaration and payment of dividends or distributions by Parent to, or the making of loans to, any direct or indirect parent entity of Parent in amounts required for any direct or indirect parent entity of Parent to pay, or cause to be paid, (a) general corporate, operating (including, without limitation, expenses related to the maintenance of corporate or other existence and auditing or other accounting or tax reporting matters) and other overhead costs and expenses (including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of such parent entity) and, following a public offering of the Common Stock or common equity interests of Parent or any direct or indirect parent entity of Parent, listing fees and other costs and expenses attributable to being a public company, of any direct or indirect parent entity of Parent, (b) fees and expenses, other than to Affiliates of Parent or Parent, related to any unsuccessful public offering of the Common Stock or common equity interests of Parent or any direct or indirect parent entity of Parent, (c) franchise or similar taxes of any such parent entity required to maintain such parent entity’s corporate existence and (d) with respect to any taxable period for which Parent and/or any of its subsidiaries is a member of a consolidated, combined or similar income tax group (a “Tax Group”) of which any parent entity of Parent is the common parent, the portion of any federal, state and/or local income taxes, as applicable, of such Tax Group that is attributable to the taxable income of Company and its applicable Subsidiaries (reduced by any dividends or distributions made by Parent prior to the Issue Date with respect to such taxes for such taxable period); provided that the amount of such payments made in respect of any taxable period, in the aggregate, shall not exceed the amount that Parent and/or its applicable Subsidiaries would have been required to pay if Parent and such Subsidiaries had been a stand-alone Tax Group; provided, further, that the amount of such payments attributable to the taxable income of any Unrestricted Subsidiary shall be limited to the amount actually paid by such Unrestricted Subsidiary to Parent or a Note Guarantor for the purposes of paying such consolidated, combined or similar taxes; and

(20) the declaration and payment of dividends or distributions by Parent with the Net Cash Proceeds of any disposition of any medical office building (whether or not arising from Sale/Leaseback Transactions) consummated pursuant to clause (29) of the definition of “Asset Sale,” in an aggregate amount not to exceed the greater of (x) $240.0 million and (y) 50% of Consolidated EBITDA;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (6), (9), (10), (14), (15) or (20), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(f) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date such Restricted Payment is made of the assets, securities or other property proposed to be declared, paid, made, purchased, redeemed, retired, defeased or acquired pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount. With respect to any non-cash Restricted Payment, such fair market value shall be determined by an Officer of Parent (as evidenced by an Officer’s Certificate).

For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment or an Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (20) above and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is permitted pursuant to clause (a) of this Section 4.07, the Company, in its sole discretion, will be entitled to classify such Restricted Payment or Investment (or portion thereof) among such clauses (1) through (20) or clause (a) of this Section 4.07 and/or one or more of the clauses contained in the definition of “Permitted Investments,” on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07. For the avoidance of doubt, nothing in this Indenture shall restrict the repurchase, redemption, defeasance or other acquisition or retirement for value of the Notes, the Existing Notes, including any call premium paid in connection therewith.

As of the Issue Date, none of Parent’s Subsidiaries will be Unrestricted Subsidiaries but the ETMC JV, while not an Unrestricted Subsidiary, will also not be a Restricted Subsidiary for purposes of this Indenture and will instead only be subject to the limitations set forth under Section 4.19. Parent will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments and/or Permitted Investments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment and/or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

Section 4.08. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Parent or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to Parent or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to Parent or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to Parent or any Restricted Subsidiary to other Indebtedness Incurred by Parent or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to Parent or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

(b) Section 4.08(a) shall not prohibit encumbrances or restrictions existing under or by reason of:

(1) the Senior Credit Facilities, the Master Lease, the Relative Rights Agreement, the ETMC JV Agreement or any other agreement or instrument in effect at or entered into on the Issue Date;

(2) this Indenture, the Notes and the Note Guarantees;

(3) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Parent or any of its Restricted Subsidiaries in existence at the time of such acquisition, merger or consolidation (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property and assets);

(4) any amendment, restatement, modification, renewal, supplement, extension, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2), (3) or this clause (4) of this Section 4.08(b); provided, however, that the encumbrances or restrictions contained in such amendment, restatement, modification, renewal, supplement, extension, refunding, replacement or refinancing is, in the good faith judgment of the Company, not materially more restrictive, when taken as a whole, than the encumbrances and restrictions contained in any of the agreements or instruments referred to in clauses (1), (2) or (3) of this Section 4.08(b) on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged or consolidated with or into Parent or a Restricted Subsidiary, whichever is applicable;

(5) in the case of clause (3) of Section 4.08(a), Permitted Liens or Liens otherwise permitted to be Incurred under Section 4.12 that limit the right of the debtor to dispose of property or assets subject to such Liens;

(6) purchase money obligations, mortgage financings, Capitalized Lease Obligations and similar obligations or agreements permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.08(a) with respect to the property or assets acquired, financed, designed, leased, constructed, repaired, maintained, installed or improved in connection therewith or thereby (including any proceeds thereof, accessions thereto and any upgrades or improvements thereto);

(7) agreements for the sale, transfer or other disposition of property or assets, including without limitation customary restrictions with respect to a Subsidiary of Parent pursuant to an agreement that has been entered into for the sale, transfer or other disposition of all or a portion of the Capital Stock, property or assets of such Subsidiary;

(8) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business or as required by insurance surety or bonding companies;

(9) any provisions in joint venture agreements, partnership agreements, limited liability company agreements and other similar agreements, which (x) are customary or (y) as determined in good faith by an Officer of the Company (as evidenced by an Officer’s Certificate) do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due;

(10) any provisions in leases, subleases, licenses, asset sale agreements, sale/leaseback agreements or stock sale agreements and other agreements entered into by Parent or any Restricted Subsidiary that (x) are customary and entered into in the ordinary course of business or (y) do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due, as determined in good faith by an Officer of the Company (as evidenced by an Officer’s Certificate);

(11) applicable law or any applicable rule, regulation or order, or any license, permit or other authorization issued by any governmental or regulatory authority;

(12) non-assignment provisions of any contract or any lease of Parent or any Restricted Subsidiary entered into in the ordinary course of business;

(13) Credit Facilities or other debt arrangements Incurred by Parent or any Restricted Subsidiary, or Preferred Stock issued by Parent or any Restricted Subsidiary, in accordance with Section 4.09, that are not materially more restrictive, when taken as a whole, than those applicable in this Indenture, the Term Loan Facility or the ABL Credit Agreement on the Issue Date, which, as determined in good faith by an Officer of the Company (as evidenced by an Officer’s Certificate) do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due; and

(14) any encumbrance or restriction required by the terms of any agreement relating to a Qualified Receivables Transaction; provided, however, that such encumbrance or restriction applies only to such Qualified Receivables Transaction.

Section 4.09. Limitation on Indebtedness.

(a) Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that Parent and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving effect thereto on a pro forma basis the Fixed Charge Coverage Ratio for Parent and its Restricted Subsidiaries is at least 2.00 to 1.00; provided that the aggregate principal amount of Indebtedness that may be Incurred pursuant to the foregoing by Non-Guarantor Subsidiaries, together with any Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to Sections 4.09(b)(6) and (17), shall not exceed the greater of (x) $190.0 million and (y) 40.0% of Consolidated EBITDA at any one time outstanding.

(b) Section 4.09(a) shall not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of Parent or any Restricted Subsidiary Incurred under a Credit Facility (including the Senior Credit Facilities) (including in the case of any refinancing of the Senior Credit Facilities or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing) and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate amount at any time outstanding up to (a) $900.0 million plus the greater of (x) $500.0 million and (y) 100% of Consolidated EBITDA, plus (b) the greater of (x) $325.0 million and (y) the Borrowing Base, less (I) in each case, the aggregate principal amount of all principal repayments of Indebtedness under Credit Facilities (which, in the case of a revolving Credit Facility, shall mean a reduction in the corresponding amount of commitments) with Net Available Cash from Asset Sales made pursuant to Section 4.10(b)(1)(a) in satisfaction of the requirements of such covenant, less (II) without duplication of any repayments set forth in the foregoing clause (I), in the case of Section 4.09(b)(1)(a), the amount of term loans outstanding under the Term Loan Facility and, in the case of Section 4.09(b)(1)(b), the amount of loans outstanding under the ABL Credit Agreement, in each case that are purchased by Ventas pursuant to its exercise of the Ventas Purchase Option;

(2) Indebtedness represented by the Notes (including any Note Guarantee) (other than any Additional Notes);

(3) Indebtedness of Parent and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Guarantees by Parent or its Restricted Subsidiaries of Indebtedness permitted to be Incurred by Parent or a Restricted Subsidiary in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then any related Guarantee of the Company or a Note Guarantor shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be;

(5) Indebtedness of Parent owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by Parent or any other Restricted Subsidiary; provided, however,

(a) if the Company or any Note Guarantor is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated in right of payment to the Notes;

(b) if a Note Guarantor is the obligor on Indebtedness owing to a Non- Guarantor Subsidiary, such Indebtedness is subordinated in right of payment to the Note Guarantees of such Note Guarantor;

(c) (i) any subsequent issuance or transfer of Capital Stock or other event that results in any such Indebtedness being beneficially held by a Person other than Parent or a Restricted Subsidiary of Parent; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than Parent or a Restricted Subsidiary of Parent,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Parent or such Restricted Subsidiary, as the case may be.

(6) Indebtedness of (x) Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, or consolidated with Parent or any Restricted Subsidiary or (y) Incurred to provide all or any portion of funds utilized to consummate an acquisition (or other purchase of assets) and any Refinancing Indebtedness with respect to any Indebtedness incurred pursuant to this Section 4.09(b)(6); provided, however, that in the case of clauses (x) or (y) after giving effect to such acquisition, merger or consolidation, either:

(a) Parent would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving effect to such acquisition and the Incurrence of such Indebtedness pursuant to this Section 4.09(b)(6); or

(b) the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries is at least equal to the Fixed Charge Coverage Ratio immediately prior to such acquisition or merger;

provided that the aggregate principal amount of Indebtedness incurred by Non-Guarantor Subsidiaries under this Section 4.09(b)(6), together with any Indebtedness incurred by Non- Guarantor Subsidiaries pursuant to Sections 4.09(a) and 4.09(b)(17), shall not exceed the greater of (x) $190.0 million and (y) 40% of Consolidated EBITDA at any one time outstanding

(7) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8) Indebtedness (including Capitalized Lease Obligations, mortgage financings or purchase money obligations) of Parent or a Restricted Subsidiary Incurred to finance any part of the purchase price for, or the cost of design, lease, construction, repair, maintenance, installation or improvement of, any property (real or personal), plant or equipment used or to be used in the business of Parent or a Restricted Subsidiary (or the Capital Stock of any Person owning any such property, plant or equipment (but no other material assets other than cash or cash equivalents)), and any Indebtedness of Parent or a Restricted Subsidiary that serves to refund, refinance, replace, exchange, renew, repay or extend any Indebtedness Incurred pursuant to this clause (8), in principal amount not to exceed the greater of (x) $190.0 million and (y) 40.0% of Consolidated EBITDA in the aggregate at any one time outstanding together with all other Indebtedness issued under this clause (8) then outstanding;

(9) Indebtedness Incurred by Parent or any of its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion or performance Guarantees (not for borrowed money) provided in the ordinary course of business, and any letters of credit functioning as or supporting any of the foregoing;

(10) Indebtedness arising from agreements of Parent or a Restricted Subsidiary providing for indemnification Incurred or assumed in connection with the acquisition or disposition of, or adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of, any business, property or assets of Parent or any business, property, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, property, assets or a Subsidiary for the purpose of financing such acquisition;

(11) (a) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished, refinanced or otherwise covered within five Business Days of Incurrence, (b) Indebtedness owed on a short-term basis of no longer than 90 days to banks or financial institutions Incurred in the ordinary course of business that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Subsidiaries or (c) Indebtedness Incurred pursuant to the ordinary course transfer of funds and cash management transactions between or among Parent, the Restricted Subsidiaries, the Permitted Joint Ventures of Parent and the Restricted Subsidiaries and the BSA Entities;

(12) the Incurrence or issuance by Parent or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund, refinance, replace, exchange, renew, repay or extend any Indebtedness Incurred as permitted under Section 4.09(a) and clauses (2), (3), (6) and this clause (12) of this Section 4.09(b) or any Indebtedness issued to so refund, refinance, replace, exchange, renew, repay or extend such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith prior to its respective maturity;

(13) shares of Preferred Stock of a Restricted Subsidiary issued to Parent or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Parent or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (13);

(14) Indebtedness consisting of the financing of (a) insurance premiums or (b) take- or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business;

(15) Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(16) Indebtedness of Parent or any Restricted Subsidiary in the form of loans from the Captive Insurance Subsidiary in an aggregate principal amount at any time outstanding not to exceed twenty percent (20%) of the total assets of the Captive Insurance Subsidiary, as shown on the most recent balance sheet of the Captive Insurance Subsidiary in accordance with GAAP;

(17) Indebtedness of Non-Guarantor Subsidiaries together with any Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to Section 4.09(a) and clause (6) above shall not exceed the greater of (x) $190.0 million and (y) 40.0% of Consolidated EBITDA at any one time outstanding;

(18) Indebtedness consisting of Indebtedness issued by Parent or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of Parent or any direct or indirect parent entity of Parent to the extent permitted under this Indenture;

(19) unsecured Indebtedness in respect of obligations of Parent or any of its Restricted Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 90 days after the incurrence of the related obligations) in the ordinary course of business;

(20) Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of Permitted Joint Ventures of Parent or any Restricted Subsidiary not in excess the greater of (x) $190.0 million and (y) 40.0% of Consolidated EBITDA at any one time outstanding;

(21) Indebtedness incurred in connection with Permitted IRB Transactions;

(22) Indebtedness of the BSA Entities in an amount not to exceed at any one time outstanding $30.0 million; provided that such Indebtedness shall not be guaranteed in any respect by the Company or any Note Guarantor (other than any BSA Entity);

(23) Attributable Indebtedness of Parent or a Restricted Subsidiary arising from Permitted Sale/ Leaseback Transactions;

(24) Indebtedness Incurred pursuant to a Qualified Receivables Transaction in an amount not to exceed the greater of (x) $100.0 million and (y) 25.0% of Consolidated EBITDA;

(25) in the event Ventas exercises the Ventas Purchase Option, any Guarantee by Parent, the Company or any Domestic Restricted Subsidiary (other than the Company) that borrows under or guarantees the Term Loan Facility (other than the Master Lease Tenants) of Indebtedness of the Master Lease Tenants owed to Ventas as a result of its exercise of the Ventas Purchase Option;

(26) Indebtedness that is secured by a Lien, so long as, immediately after giving effect to the Incurrence of such Indebtedness on the date such Indebtedness is Incurred (or in the case of Indebtedness Incurred pursuant to a revolving commitment under any Credit Facility on the date such revolving commitments are initially provided and assuming such revolving commitments are fully drawn on such date) on a pro forma basis the Senior Secured Net Leverage Ratio would not exceed 3.75 to 1.0; and

(27) in addition to the items referred to in clauses (1) through (26) above, Indebtedness of Parent and its Restricted Subsidiaries in an aggregate outstanding principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (27) and then outstanding, will not exceed the greater of (x) $215.0 million and (y) 45.0% of Consolidated EBITDA.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:

(1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 4.09(a) and 4.09(b), the Company, in its sole discretion, shall divide and classify such item of Indebtedness on the date of Incurrence and may later divide and reclassify such item of Indebtedness in any manner that complies with this Section 4.09 and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that all Indebtedness outstanding under the Term Loan Facility and the ABL Credit Agreement on the Issue Date will be treated as incurred under clauses (1)(a) and (b), respectively, of Section 4.09(b) and may not later be reclassified;

(2) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of Section 4.09(b) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of Parent or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, shall be deemed to be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) and the liquidation preference thereof, exclusive of any accrued dividends;

(5) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness;

(6) the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value or original issue discount, the amortization of debt discount, the payment of interest in the form of additional Indebtedness, fees, expenses, charges, additional contingent interest and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof in the case of any other Indebtedness. Any Indebtedness Incurred or reclassified in reliance on a percentage of Consolidated EBITDA, compliance with the Borrowing Base or a Senior Secured Net Leverage Ratio under any of clauses (1), (8), (17), (20), (24), (26) or (27) of Section 4.09(b) may be refinanced under such provision and such refinancing Indebtedness shall be deemed to not exceed the maximum amount of Indebtedness permitted thereunder so long as such refinancing Indebtedness is Incurred with an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay premiums or interest required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith).

Parent will not permit any of its Unrestricted Subsidiaries, for so long as it is an Unrestricted Subsidiary, to Incur any Indebtedness (including the issuance of any shares of Disqualified Stock), other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, Parent shall be in Default of this Section 4.09).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that Parent may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10. Sales of Assets and Subsidiary Stock.

(a) Parent shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless:

(1) Parent or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined as of the date of contractually agreeing to such Asset Sale) of the Capital Stock, property or assets sold or otherwise disposed in such Asset Sale (such fair market value (including the fair market value of all such non-cash consideration) shall be determined in good faith by an Officer of the Company (as evidenced by an Officer’s Certificate)); and

(2) at least 75% of the consideration from such Asset Sale received by Parent or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Replacement Assets; provided that the following shall be deemed to be cash for purposes of this provision and for no other purpose (including specifically not for purposes of the definition of “Net Available Cash”):

(a) any liabilities (as reflected in Parent’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Parent or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such Capital Stock, property or assets and from which Parent and all Restricted Subsidiaries have been validly released from further liability therefor;

(b) any securities, notes or other obligations received by Parent or any Restricted Subsidiary from the transferee that are converted by Parent or such Restricted Subsidiary into cash (to the extent of the cash received in such conversion) within 270 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by Parent or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by an Officer of the Company (as evidenced by an Officer’s Certificate)), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $60.0 million and (y) 12.5% of Consolidated EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value).

(b) Within 450 days from the later of the date of consummation of such Asset Sale or the receipt of the Net Available Cash from such Asset Sale, Parent or such Restricted Subsidiary, at its option, shall apply the Net Available Cash from such Asset Sale as follows:

(1) to repay, prepay, defease, redeem, purchase or otherwise retire (and to reduce commitments with respect thereto in the case of revolving borrowings): (a) Indebtedness or other obligations under the Senior Credit Facilities; (b) Indebtedness of Parent (other than any Disqualified Stock or Subordinated Obligations) that is secured by a Lien (other than Indebtedness owed to a Restricted Subsidiary); or (c) Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) that is secured by a Lien (other than Indebtedness owed to Parent or an Affiliate of Parent);

(2) to repay, prepay, defease, redeem, purchase or otherwise retire (and to reduce commitments with respect thereto in the case of revolving borrowings) Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary that is not the Company or a Note Guarantor;

(3) to repay obligations under any other Indebtedness of Parent (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) (in each case other than Indebtedness owed to Parent or a Restricted Subsidiary); provided that the Company shall either (x) reduce obligations, under the Notes on at least a pro rata basis as provided under Section 3.07, or through open market purchases or in arm’s-length privately negotiated transactions or (y) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon;

(4) to invest in, purchase or otherwise acquire Additional Assets or Replacement Assets, or to make payments (including without limitation prepayments and progress payments) in connection with such investment, purchase or other acquisition;

(5) to make capital expenditures;

(6) to make any Permitted Investment; or

(7) a combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (1), (2), (3), (4), (5), (6) or (7) above, Parent and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; provided, further, that in the case of clause (4), (5) or (6), a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as Parent or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash shall be applied to satisfy such commitment within 180 days of such 450-day period (an “Acceptable Commitment”), it being understood that if an Acceptable Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then all such Net Available Cash not so applied shall constitute Excess Proceeds.

Notwithstanding the foregoing, the 75% limitation referred to in clause (3) of Section 4.10(a) shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after- tax basis, if the proceeds before tax would have complied with the aforementioned 75% limitation.

(c) Any Net Available Cash from Asset Sales that is not applied or invested as provided in Section 4.10(b) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company shall be required to make an offer (“Asset Sale Offer”) to all Holders of Notes and to the extent required or permitted by the terms of other Pari Passu Indebtedness, to the holders of other Pari Passu Indebtedness outstanding, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so properly tendered and not withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes, and the trustee or agent for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness, to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Company may satisfy the foregoing obligation with respect to such Net Available Cash from an Asset Sale by making an Asset Sale Offer with respect to such Net Available Cash at any time prior to the expiration of the application period set forth in Section 4.10(b).

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Company shall purchase the principal amount of Notes and Pari Passu Indebtedness required to be purchased pursuant to this Section 4.10 (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Sale Offer.

If the Asset Sale Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Pending the final application of any Net Available Cash pursuant to this Section 4.10, Parent and its Restricted Subsidiaries may apply such Net Available Cash temporarily to reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(d) On or before the Asset Sale Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes and Pari Passu Indebtedness or portions of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.10 and, in addition, the Company shall deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business Days after termination of the Asset Sale Offer Period) mail or deliver to each tendering Holder of Notes an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon delivery of an Officer’s Certificate from the Company, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company shall take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

Section 4.11. Transactions with Affiliates.

(a) Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Parent (an “Affiliate Transaction”) involving payments or consideration in excess of $10.0 million unless:

(1) the terms of such Affiliate Transaction are not materially less favorable to Parent or such Restricted Subsidiary, as the case may be, when taken as a whole, than those that would have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis with a Person who is not an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of Parent and the Board of the Directors of the Company shall have determined in good faith that such Affiliate Transaction satisfies the criteria in clause (1) above.

(b) Section 4.11(a) shall not apply to:

(1) any transaction between or among Parent and one or more Restricted Subsidiaries or between or among any Restricted Subsidiaries and any Guarantees issued by Parent or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 4.09;

(2) any Restricted Payment permitted to be made pursuant to Section 4.07 and any Investment permitted to be made pursuant to the definition of “Permitted Investments”;

(3) any employment, consulting, service or termination agreement, or indemnification arrangement, entered into by Parent, any direct or indirect parent entity of Parent or a Restricted Subsidiary with a current, former or future director, officer or employee of Parent, any direct or indirect parent entity of Parent or a Restricted Subsidiary; the payment of customary compensation and expense reimbursements to any current, former or future director, officer or employee of Parent, any direct or indirect parent entity of Parent or a Restricted Subsidiary (including amounts paid pursuant to employee benefit, employee stock option or similar plans); or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of Parent or any direct or indirect parent entity of Parent, restricted stock plans, restricted stock unit plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees of Parent, any direct or indirect parent entity of Parent or a Restricted Subsidiary approved by the Board of Directors;

(4) [reserved];

(5) loans or advances to employees, officers or directors of the Company or Parent, any direct or indirect parent entity of Parent or any Restricted Subsidiary in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $10.0 million outstanding at any time;

(6) any agreement as in effect as of the Issue Date, as such agreement may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders in the reasonable determination of an Officer of the Company (as evidenced by an Officer’s Certificate) as compared to the applicable agreement as in effect as of the Issue Date;

(7) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or consolidated with or into Parent or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders, in the reasonable determination of an Officer of the Company (as evidenced by an Officer’s Certificate), than the applicable agreement as in effect on the date of such acquisition, merger or consolidation;

(8) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of Parent and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of an Officer of the Company (as evidenced by an Officer’s Certificate), such transactions are on terms that are not materially less favorable, when taken as a whole, to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person;

(9) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of Parent and the granting of registration and other customary rights with respect thereto;

(10) transactions under services agreements between Parent and any Restricted Subsidiary or between a Restricted Subsidiary and another Restricted Subsidiary;

(11) transactions complying with Section 5.01;

(12) transactions in which Parent or any Restricted Subsidiary delivers to the Trustee a letter or opinion from an Independent Financial Advisor stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by Parent or such Restricted Subsidiary in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate;

(13) Parent or any Restricted Subsidiary may make distributions to any parent entity thereof that controls Parent in any fiscal year so that such entity that controls Parent may pay (A) (i) any Sponsor Fees in an amount not to exceed $5.0 million in any fiscal year and (ii) any customary transaction fees; provided, however, that (x) no Default or Event of Default shall have occurred and be continuing at the time of any such distribution or payment or result therefrom and (y) after giving pro forma effect thereto, the Consolidated Net Leverage Ratio (calculated on a pro forma basis) is not greater than 3.50:1.00; provided that, if at any time any such Sponsor Fees and transaction fees are not permitted to be paid as a result of the failure to satisfy the foregoing clauses (x) and/or (y) or otherwise elected to be deferred, then then (1) such amounts shall continue to accrue, and (2) any such amounts that have accrued but which were not permitted to, or were elected not to, be paid may be paid in any subsequent period so long as the conditions set forth in clauses (x) and (y) above are satisfied at the time of the making of such payments, (B) reasonable out-of-pocket expenses of the Sponsor and (C) indemnity payments to the Sponsor;

(14) transactions pursuant to the Master Lease (and any guaranty thereof), the Relative Rights Agreement and the ETMC JV Agreement;

(15) management agreements (including, without limitation, with respect to the ETMC Subsidiaries and AHS Management Company, Inc., the ETMC JV Agreement, that certain UTHSCT Clinical Operations Management Agreement, dated as of February 26, 2018, between the ETMC JV and UT Tyler and that certain Company Management Agreement, dated as of February 26, 2018, between the ETMC JV and AHS Management Company, Inc.) to be entered into among any Affiliate of Parent and officers and employees of Parent and any Restricted Subsidiary; provided that such management agreements shall (i) include compensation to be paid by such Affiliate to Parent or any Restricted Subsidiary for services received on arm’s-length terms, (ii) relate only to any provision of services by officers and employees of Parent and the Restricted Subsidiaries to such Affiliate and (iii) not in the good faith judgment of Parent interfere in any material respect with the management, business or operations of Parent and the Restricted Subsidiaries, in each case as such management agreements may be amended in a manner that is not materially adverse to the holders of the Notes;

(16) any transaction with a Captive Insurance Subsidiary in the ordinary course of business;

(17) cash management transactions between or among Parent, the Restricted Subsidiaries, the Permitted Joint Ventures of Parent and the Restricted Subsidiaries and the BSA Entities;

(18) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in the Offering Memorandum;

(19) any transaction pursuant to a Qualified Receivables Transaction;

(20) sales or pledges of Capital Stock of any Unrestricted Subsidiary; and

(21) transactions with a Person that is an Affiliate of Parent arising solely because Parent or any Restricted Subsidiary owns any equity interest in, or controls, such Person.

Section 4.12. Limitation on Liens.

(a) Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or incur any Lien securing Indebtedness (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1) in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior to such Liens; or

(2) in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

(b) Any Lien created for the benefit of Holders of the Notes pursuant to this Section 4.12 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Section 4.13. Corporate Existence. Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.14. Offer to Repurchase Upon Change of Control.

(a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem all of the Notes as described under Section 3.07, each Holder shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) Within 30 days following any Change of Control Repurchase Event, unless the Company has exercised its right to redeem all of the Notes as described under Section 3.07, the Company shall send a notice (the “Change of Control Offer”) to each Holder either electronically or by mail, with a copy to the Trustee, stating:

(1) that a Change of Control Repurchase Event has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders on a Record Date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer as described below; and

(3) the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent shall promptly mail to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) or deliver to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or larger integral multiples of $1,000.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is sent in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

(c) The Company shall not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

(d) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue of such compliance.

Section 4.15. Future Note Guarantors.

(a) Parent shall cause any Domestic Restricted Subsidiary (other than the Company) that borrows under or guarantees the Term Loan Facility on the Issue Date, and shall cause any Domestic Restricted Subsidiary (other than the Company) that borrows under, incurs or guarantees (i) the Term Loan Facility or (ii) any other credit agreement (other than the ABL Credit Agreement), bank facility or any capital markets debt securities of the Company or any other Note Guarantor in excess of $25.0 million (excluding, for the avoidance of doubt, any Indebtedness owed to Ventas as a result of its exercise of the Ventas Purchase Option), to execute and deliver to the Trustee a supplemental indenture, the form of which is attached as Exhibit B hereto, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under this Indenture.

(b) Notwithstanding the foregoing, each Note Guarantee shall provide by its terms that it shall automatically and unconditionally be released and discharged under the circumstances described in Section 10.06.

Section 4.16. Required Repayment of Intercompany Note. Parent and its Restricted Subsidiaries further agree not to cancel, or forgive or reduce any required payment of interest or principal under, the Required Payment Intercompany Note or to otherwise amend, refinance or replace the Required Payment Intercompany Note in a manner materially adverse to the holders of the Notes without the written consent of the holders of a majority in aggregate principal amount of the then outstanding Notes.

Section 4.17. Suspension of Covenants.

(a) Following the first day (the “Suspension Date”) that:

(1) the Notes have an Investment Grade Rating from two of the three Rating Agencies; and

(2) no Default has occurred and is continuing under this Indenture;

then, beginning on that date, Parent and its Restricted Subsidiaries shall not be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15, 4.18 and clause (4) of Section 5.01(a) (collectively, the “Suspended Covenants”). If at any time following a Suspension Date the Notes’ credit rating is downgraded by one or more of the Rating Agencies resulting in the Notes no longer having an Investment Grade Rating from at least two of the three Rating Agencies (such date, the “Reinstatement Date”), then the Suspended Covenants shall thereafter be reinstated and be applicable pursuant to the terms of this Indenture thereafter (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until a subsequent Suspension Date occurs (in which event the Suspended Covenants shall no longer be in effect until a subsequent Reinstatement Date occurs).

(b) Notwithstanding the reinstatement of the Suspended Covenants upon a Reinstatement Date, no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of Parent or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”

(c) On each Reinstatement Date, all Indebtedness Incurred during the applicable Suspension Period (or deemed Incurred in connection with a Limited Condition Acquisition for which definitive agreements were entered into during the applicable Suspension Period) shall be classified to have been Incurred pursuant to clause (3) of Section 4.09(b). Calculations made after each Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.07 shall be made as though Section 4.07 had been in effect since the Issue Date and throughout any and all Suspension Periods. Accordingly, Restricted Payments made during a Suspension Period (including Restricted Payments deemed Incurred in connection with a Limited Condition Acquisition for which definitive agreements were entered into during the applicable Suspension Period) will reduce the amount available to be made as Restricted Payments under Section 4.07(a) to the extent required by such Section 4.07. For purposes of determining compliance with Section 4.10, on the Reinstatement Date, the Net Available Cash from all Asset Sales not applied in accordance with such section shall be deemed reset at zero. The Company shall provide written notice to the Trustee of the occurrence of any Suspension Date or Reinstatement Date.

(d) During any Suspension Period, Parent and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.12 (including, without limitation, Permitted Liens). To the extent Section 4.12 and any Permitted Liens refer to one or more Suspended Covenants, such covenant or definition shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period solely for the purposes of Section 4.12 and the definition of “Permitted Liens”.

(e) During any period when the Suspended Covenants are suspended, the Board of Directors of Parent shall not designate any of Parent’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

Section 4.18. [Reserved].

Section 4.19. Limitations on the ETMC JV. Notwithstanding any other provisions of this Indenture, Parent and its Restricted Subsidiaries agree:

(a) to cause the ETMC JV not to engage in any business activities (including, without limitation, having any operations, making Investments, incurring Indebtedness or Liens, entering into agreements, making Asset Sales or making any Restricted Payments) other than: (i) receiving cash distributions from its equity holders the proceeds of which (less amounts permitted to make payments pursuant to clauses (ii) and (iii) hereof) are promptly used to make distributions to its equity holders in accordance with this covenant, (ii) paying taxes in the ordinary course of business and paying corporate, administrative and operating expenses in the ordinary course of business, (iii) taking actions required by applicable law or otherwise necessary or advisable to maintain its existence and perform its obligations under the ETMC JV Agreement in respect of managing and governing the business of the ETMC Subsidiaries and the UT Tyler Properties (and not for the avoidance of doubt, any of its own independent business or operations) (including, without limitation, entering into and performing its obligations under each of (x) the contracts, documents, transactions and agreements expressly contemplated under the ETMC JV Agreement on the Issue Date which are necessary for the ETMC JV to maintain its existence and to manage and govern the business of the ETMC Subsidiaries and UT Tyler Properties, and (y) any other contracts, documents, transactions or agreements between or among the ETMC JV and (A) Parent, any Restricted Subsidiary, Subsidiary and/or Affiliate thereof, (B) UT Tyler and/or any Affiliate thereof or (C) any Governmental Authority, in each case, which are necessary for the ETMC JV to maintain its existence and to manage and govern the business of the ETMC Subsidiaries and UT Tyler Properties); and (iv) owning any deposit accounts in connection with any of the foregoing;

(b) to cause the ETMC JV (i) to distribute all cash and other property held by or owned by the ETMC JV to its equity holders on a quarterly basis (other than cash or property to be used by the ETMC JV for a purpose permitted by clause (ii) or (iii) of clause (a) of this covenant), (ii) to distribute all cash or other property (other than cash or property to be used by the ETMC JV for a purpose permitted by clause (ii) or (iii) of Section 4.19(a) above) received from the Company or any of its Restricted Subsidiaries within 5 Business Days of the receipt of such cash to its equity holders and (iii) to make the cash distributions required by clauses (i) and (ii) above in accordance with the terms of the ETMC JV Agreement;

(c) that the sole manager of the ETMC JV shall at all times be Parent or a Restricted Subsidiary;

(d) to cause the ETMC JV to pay and discharge as the same shall become due and payable, all material taxes imposed or levied upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the ETMC JV;

(e) to cause the ETMC JV to (i) preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization except in a transaction permitted under Section 4.14 or Section 5.01; (ii) preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted under Section 4.14 or Section 5.01; and (iii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole;

(f) to prohibit (notwithstanding anything to the contrary set forth herein) each ETMC Subsidiary from making any Investment, Asset Sales, dividend or other distribution to the ETMC JV other than Investments, Asset Sales, dividends or other distributions from the Adjusted Earnings for the Ardent Facilities; and

(g) except to the extent the failure to do so would not have or would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, to (a) comply with all requirements of law, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property; (b) conform with and duly observe in all material respects all applicable laws, rules and regulations and all other valid requirements of any regulatory authority with respect to the conduct of its business; (c) obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently contemplated.

ARTICLE 5.

SUCCESSORS

Section 5.01. Merger and Consolidation.

(a) Neither Parent nor the Company shall consolidate with or merge with or into or wind up into (whether or not Parent or the Company is the surviving Person), consummate a Division as the Dividing Person (whether or not Parent or the Company is the surviving Person) or sell, assign, convey, transfer or otherwise dispose of all or substantially all of the properties and assets of Parent and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) is the Company or Parent or will be a corporation, limited liability company or partnership organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any territory of the United States; provided that, in the case of such a transaction involving the Company, if such Person is not a corporation, such Person shall immediately cause a Subsidiary that is a corporation to be added as a co-issuer of the Notes under this Indenture;

(2) the Successor Company (if other than Parent or the Company, as the case may be) assumes all of the obligations of (x) Parent under its Note Guarantee and the Indenture or (y) the Company under the Notes and this Indenture, as the case may be, pursuant to a supplemental indenture or other documentation or instruments in forms reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-fiscal-quarter period,

(i) the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a), or

(ii) the Fixed Charge Coverage Ratio for the Successor Company would be equal to or greater than such ratio for the Company immediately prior to such transaction;

(5) each Note Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have confirmed in writing to the Trustee that its Note Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes; and

(6) the Successor Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture or other documentation referenced in clause (2) comply with this Indenture.

Notwithstanding the preceding clauses (3) and (4),

(1) any Restricted Subsidiary (other than the Company) may consolidate with, merge with or into or transfer all or part of its properties and assets to Parent so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than Parent, and

(2) the Company may merge with Parent or an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction.

(b) Parent shall not permit any Subsidiary that is a Note Guarantor to consolidate with or merge with or into or wind up into (whether or not the Note Guarantor is the surviving Person), consummate a Division as the Dividing Person (whether or not Parent or the Company is the surviving Person) or sell, assign, convey, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person (other than to Parent, the Company or another Note Guarantor) unless:

(1) (a) if such entity remains a Note Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any other territory thereof; (b) the Successor Guarantor, if other than such Note Guarantor, expressly assumes all the obligations of such Note Guarantor under the Notes and this Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction, no Default of Event of Default shall have occurred and be continuing; and (d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; or

(2) the transaction is made in compliance with Section 4.10 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

(c) Subject to certain limitations described in this Indenture, upon any transaction involving a Subsidiary that is a Note Guarantor in accordance with the Section 5.01(b) (other than a transaction described in clause (2) thereof) in which such Subsidiary that is a Note Guarantor is not the Successor Guarantor, the Successor Guarantor shall succeed to, and be substituted for, such Subsidiary that is a Note Guarantor under this Indenture and the Note Guarantee of such Note Guarantor. Notwithstanding the foregoing, any Note Guarantor may (x) merge with or into or transfer all or part of its properties and assets to another Note Guarantor, the Company or Parent, (y) merge with a Restricted Subsidiary of Parent solely for the purpose of reincorporating the Note Guarantor in a State of the United States or the District of Columbia, or (z) change its legal structure to a corporation or other entity that is incorporated or organized in a State of the U.S. or the District of Columbia, in each case, as long as the amount of Indebtedness of such Note Guarantor and its Restricted Subsidiaries is not increased thereby.

(d) For purposes of this Section 5.01, the sale, lease, assignment, conveyance, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Parent, which properties and assets, if held by Parent instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Parent on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Parent.

(e) Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of a Note Guarantor in accordance with this Section 5.01, such Note Guarantor shall be released automatically from its obligations under this Indenture and the Note Guarantee and the Successor Guarantor shall succeed to, and be substituted for, and may exercise every right and power of, the Note Guarantor under this Indenture and the Note Guarantee, but, in the case of a lease of all or substantially all of the properties and assets, such Note Guarantor shall not be released from the obligation to pay the principal of and interest on the Notes.

Section 5.02. Successor Entity Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01, the Company shall be released from its obligations under this Indenture and the Successor Company formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, conveyance or other disposition, the provisions of this Indenture referring to the Company shall refer instead to the Successor Company and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such Successor Company had been named as the Company herein; provided that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Company’s assets that meets the requirements of Section 5.01.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

(a) An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in any payment of interest on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3) failure by Parent, the Company or any Note Guarantor to comply with its obligations under Section 5.01;

(4) failure by the Company or any Note Guarantor to make or consummate a Change of Control Offer or an Asset Sale Offer as required under Sections 4.10 and 4.14, respectively;

(5) failure by Parent to comply for 120 days after notice as provided below with Section 4.03;

(6) failure by the Company or any Note Guarantor to comply for 60 days after notice as provided below with its other covenants and agreements contained in this Indenture;

(7) default by Parent or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Parent or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Parent or any of its Restricted Subsidiaries), other than Indebtedness owed to Parent or a Restricted Subsidiary, whether such Indebtedness or Guarantee exists on the Issue Date or is created after the Issue Date, which default:

(i) is caused by a failure, after the expiration of the grace period provided in such Indebtedness, to pay principal of, or interest or premium, if any, on such Indebtedness (“payment default”); or

(ii) results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(8) Parent or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding with respect to itself;

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii) consents to the appointment of a Bankruptcy Custodian of it or for substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors, or takes any comparable action under any foreign laws relating to insolvency;

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Parent or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;

(ii) appoints a Bankruptcy Custodian of Parent, any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary, for substantially all of its property; or

(iii) orders the winding up or liquidation of Parent, any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

(10) failure by Parent or any Restricted Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $75.0 million (net of any amounts that are covered by insurance provided by a reputable and creditworthy insurance company), which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(11) any Note Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for Parent and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Note Guarantor that is a Significant Subsidiary or group of Note Guarantors that taken together as of the latest audited consolidated financial statements of Parent and its Subsidiaries (excluding all Unrestricted Subsidiaries) would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Note Guarantee; or

(12) there shall have occurred an “Event of Default” (or any comparable term) under, and as defined in, the Master Lease, the effect of which is to cause the Master Lease to be terminated and a party to the Master Lease has declared a termination of the Master Lease prior to its scheduled term.

(b) However, a default under clauses (4), (5) and (6) of Section 6.01(a) shall not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the then outstanding Notes provide written notice to the Company of the default and the Company does not cure such default within the time specified in clauses (4), (5) and (6) of Section 6.01(a) after receipt of such notice.

Section 6.02. Acceleration.

(a) If an Event of Default (other than an Event of Default described in Section 6.01(a)(8) or (9) with respect to the Company) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (7) under Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (7) of Section 6.01(a) shall be remedied or cured by Parent or a Restricted Subsidiary or waived by the Holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(c) If an Event of Default described in Section 6.01(a)(8) or (9) occurs and is continuing with respect to Parent or the Company, the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee is authorized to pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee is authorized to maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes may waive all past defaults (except with respect to a continuing Default or Event of Default with respect to nonpayment of principal, premium or interest on the Notes) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority. Subject to the express terms of this Indenture, including, without limitation, Sections 7.02(f), 7.02(k) and 7.07, the Holders of a majority in aggregate principal amount of the then outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification from the Holders satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 6.06. Limitation on Suits. Subject to Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee, by notice in writing, to pursue the remedy;

(3) such Holders have offered the Trustee reasonably satisfactory security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.09, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and subject to the limitations set forth in Section 5.1 of the Relative Rights Agreement, the Trustee may file any other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including the Note Guarantors), their creditors or their property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13. Priorities. If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

(i) to the Trustee, its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(ii) to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Company or to such party as a court of competent jurisdiction shall direct, including a Note Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

Section 6.14. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01. Duties of Trustee.

(a) In the case of an Event of Default known to the Trustee to have occurred and be continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision are specifically required to be furnished to the Trustee, then upon receipt, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but under no circumstances shall the Trustee be obligated to confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to it (in its sole discretion) against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Company and during normal business hours, to examine the books, records and premises of the Company, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. Any permissive right or authority granted to the Trustee shall not be construed as a mandatory duty.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, natural catastrophes or other acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company. The Trustee shall have no duty to inquire as to the performance of, or otherwise monitor compliance with, or caused to be performed or observed, any representation, warranty or covenant made by the Company or any Note Guarantor herein.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties.

(k) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(l) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes; it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee; and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults. If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year.

Section 7.06. Reports by Trustee to Holders of the Notes. As promptly as practicable after each February 1 beginning with the February 1 following the date of this Indenture, and in any event prior to April 1 in each year, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

Section 7.07. Compensation and Indemnity. The Company and the Note Guarantors, jointly and severally, shall pay to the financial institution acting as Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. Such compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the financial institution acting as Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, including, without limitation, any costs, attorneys’ fees and expenses associated with actions taken by the Trustee under Section 6.03. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Note Guarantors, jointly and severally, shall indemnify the financial institution acting as Trustee for, and hold it harmless against, any and all loss, damage, claims, liability or expense (including the fees and expenses of its agents and counsel) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any of the Note Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Company or any Note Guarantor, or liability in connective with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim at the request of the Trustee and the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding the foregoing, neither the Company nor any Note Guarantor shall be required to reimburse any expense or indemnify against any loss, damage, claim, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith. Neither the Company nor any Note Guarantor shall be required to indemnify the Trustee with respect to any settlement made without the consent of the Company, which consent will not be unreasonably withheld.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Company and the Note Guarantors in this Section 7.07, the financial institution acting as Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

Section 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company; a joinder to the Relative Rights Agreement; and a joinder to the Additional Relative Rights Agreement (if any). Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11. Preferential Collection of Claims Against the Company. The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

Section 7.12. Relative Rights Agreement Instruction and Authorization. The Company, by its execution of this Indenture, hereby directs the Trustee to enter into a joinder to the Relative Rights Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company may direct the Trustee to execute one or more amendments, restatements, replacements or other modifications to the Relative Rights Agreement, provided that (x) such amendment(s) do not amend the Relative Rights Agreement so its terms are materially less favorable to the Holders and (y) such amendment(s) will not impose any personal obligations on or adversely affect the personal rights, duties, liabilities, indemnification or immunities of the Trustee under this Indenture or the Relative Rights Agreement. In executing any amendment, restatement, replacement or other modification to the Relative Rights Agreement, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment restatement, replacement or other modification to the Relative Rights Agreement is authorized or permitted by this Indenture.

The Trustee shall, at the written request of the Company, enter into and perform its obligations and exercise its rights under one or more relative rights agreements (including restatements or replacements thereof and amendments or other modifications thereto) (an “Additional Relative Rights Agreement”), on substantially the same terms as the Relative Rights Agreement (or terms that are not materially less favorable to the Holders) and substantially similar as applies to sharing of the proceeds of collateral and enforcement of security; provided that such Additional Relative Rights Agreement will not impose any personal obligations on or adversely affect the personal rights, duties, liabilities, indemnification or immunities of the Trustee under this Indenture or the Relative Rights Agreement. In executing any Additional Relative Rights Agreement, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such Additional Relative Rights Agreement is authorized or permitted by this Indenture.

Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Relative Rights Agreement, including documents related thereto, as the same may be in effect or may be amended from time to time in writing by the parties thereto, and to have authorized the Trustee to enter into any Additional Relative Rights Agreement.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Note Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all of its other obligations under such Notes, the Note Guarantees and this Indenture including that of the Note Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to in Section 8.04;

(b) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee hereunder, and the Company’s obligations in connection therewith; and

(d) this Section 8.02.

If the Company exercises the Legal Defeasance option, the Note Guarantees in effect at such time shall terminate.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03. If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes.

Section 8.03. Covenant Defeasance. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Note Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15 and 4.17 and clause (4) of Section 5.01(a) and clause (1)(b), (1)(c), (1)(d) and (2) of Section 5.01(b) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and the Note Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(4), 6.01(a)(5), 6.01(a)(6), 6.01(a)(7), 6.01(a)(8) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(9) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(10) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(11) shall not constitute Events of Default.

Section 8.04. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the respective outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the respective outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (excluding this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(5) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Note Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Company makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes. Notwithstanding Section 9.02, the Company, any Note Guarantor (with respect to its Note Guarantee or this Indenture) and the Trustee may amend or supplement this Indenture, any Note Guarantee or the Notes without the consent of any Holder to:

(1) cure any ambiguity, omission, defect, mistake or inconsistency;

(2) provide for the assumption by a successor entity (or co-issuer) of the obligations of the Company or any Note Guarantor under this Indenture (whether through merger, consolidation, sale of all or substantially all of assets, properties or otherwise);

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) add Note Guarantees with respect to the Notes or release a Note Guarantor from its obligations under its Note Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(5) secure the Notes;

(6) add to the covenants of Parent for the benefit of the Holders or surrender any right or power conferred upon Parent or the Company;

(7) make any change that does not materially adversely affect the rights of any Holder under this Indenture;

(8) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(9) provide for the issuance of Additional Notes under this Indenture;

(10) comply with the provisions described under Article 10 or Section 4.15; or

(11) conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees (as certified in an Officer’s Certificate delivered to the Trustee).

After an amendment or supplement under this Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment or supplement.

Upon the receipt of the Company Order accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 12.03, the Trustee shall join with the Company and the Note Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02. With Consent of Holders of Notes. Except as provided below in this Section 9.02, the Company, the Note Guarantors (as applicable) and the Trustee may amend or supplement this Indenture, any Note Guarantee and the Notes with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07, any past Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal aggregate amount of the then outstanding Notes voting as a single class (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.10 and Section 2.11 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 12.03, the Trustee shall join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes shall not be rendered invalid by such tender.

After an amendment or supplement under this Section 9.02 becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment or supplement; provided that the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Without the consent of each adversely affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the amount of Notes whose Holders must consent to an amendment;

(2) reduce the stated rate of interest or extend the stated interest payment date of the Notes;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under Section 3.07, Section 4.10 or Section 4.14 whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control Repurchase Event” and the related definitions);

(6) make any Note payable in money other than that stated in the Note;

(7) otherwise impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8) (8)make any change in the amendment provisions that require each Holder’s consent or in the waiver provisions; or

(9) modify the Note Guarantees in any manner materially adverse to the Holders of the Notes.

Section 9.03. [Reserved].

Section 9.04. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, Etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment, supplement or waiver until its Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Note Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Indenture.

Section 9.07. Payment for Consent. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ARTICLE 10.

NOTE GUARANTEES

Section 10.01. Note Guarantee. Subject to this Article 10 (including the limitations set forth in Section 10.07), each of the Note Guarantors shall, jointly and severally, unconditionally guarantee, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, or interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Note Guarantors shall be jointly and severally obligated to pay the same immediately. Each Note Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Note Guarantors hereby agree, subject to Section 10.07, that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Note Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture. If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Note Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Note Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Note Guarantor further agrees that, as between the Note Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Note Guarantors for the purpose of this Note Guarantee. The Note Guarantors shall have the right to seek contribution from any non-paying Note Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each payment to be made by a Note Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02. Limitation on Note Guarantor Liability. Each Note Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Note Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.

To effectuate the foregoing intention, the Trustee, the Holders and the Note Guarantors hereby irrevocably agree that the obligations of each Note Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Note Guarantor (including, without limitation, any Guarantees under the Senior Credit Facilities) that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under this Article 10, result in the obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Any Note Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Note Guarantor in an amount equal to such other Note Guarantor’s pro rata portion of such payment based on the respective net assets of all the Note Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03. Execution and Delivery. To evidence its Note Guarantee set forth in Section 10.01, each Note Guarantor hereby agrees that this Indenture shall be executed on behalf of such Note Guarantor by an Officer of such Note Guarantor.

Each Note Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Note Guarantors.

To the extent required by Section 4.15, Parent shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

Section 10.04. Subrogation. Each Note Guarantor shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by any Note Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Note Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.05. Benefits Acknowledged. Each Note Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06. Release of Note Guarantees. A Note Guarantee by a Note Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Note Guarantor, the Company or the Trustee is required for the release of such Note Guarantor’s Note Guarantee, upon:

(1) (a) the occurrence of (i) any sale, exchange, transfer or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Note Guarantor after which the applicable Note Guarantor is no longer a Restricted Subsidiary or (ii) the sale or disposition of all or substantially all of the assets and property of such Note Guarantor (other than by lease), which sale, exchange, transfer or other disposition under clauses (i) or (ii) of this clause (a) is made in compliance with the applicable provisions of this Indenture, including Section 4.10 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time) and Section 5.01;

(b) unless an Event of Default has occurred and is continuing, the release or discharge of such Note Guarantor from its Guarantee of Indebtedness under the Senior Credit Facilities or the release or discharge of such other Guarantee that resulted in the creation of such Guarantee (except a discharge or release by or as a result of payment under such Guarantee);

(c) the designation of any Restricted Subsidiary that is a Note Guarantor as an Unrestricted Subsidiary in accordance with Section 4.07 and the definition of Unrestricted Subsidiary;

(d) if such Note Guarantor becomes a Foreign Subsidiary;

(e) the Company exercising its Legal Defeasance or Covenant Defeasance option as described under Article 8 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; or

(f) in the case of the Master Lease Tenants, upon the exercise by Ventas of its option to purchase loans under the Senior Credit Facilities, and certain other indebtedness subject to the Relative Rights Agreement, in an amount up to $375.0 million (the “Ventas Purchase Option”) pursuant to the terms of the Relative Rights Agreement; and

(2) such Note Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Section 10.07. Master Lease Tenants. Notwithstanding the foregoing, the obligations pursuant to the Note Guarantees of the Note Guarantors that are Master Lease Tenants will be limited, in the aggregate (when taken together with all other Indebtedness incurred or guaranteed by the Note Guarantors that are Master Lease Tenants, including the Guarantees by the Master Lease Tenants of the Senior Credit Facilities), at any time up to the amount of the Tenant Debt Cap.

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced pursuant to Section 2.09 or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Note Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) the deposit shall not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3) the Company has paid or caused to be paid all sums payable by it under this Indenture;

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be, then the Trustee shall acknowledge satisfaction and discharge of this Indenture with respect to the Notes on demand of the Company (accompanied by an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) and at the cost and expense of the Company; and

(5) if U.S. Government Obligations shall have been deposited in connection with such satisfaction and discharge, then as a further condition to such satisfaction and discharge, the Trustee shall have received a certificate from a nationally recognized firm of independent accountants to the effect set forth in Section 8.04(1).

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to clause (1)(b) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 shall survive.

Section 11.02. Application of Trust Money. Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Note Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12.

MISCELLANEOUS

Section 12.01. Notices. Any notice or communication by the Company, any Note Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ addresses:

If to the Company and/or any Note Guarantor:

c/o Ardent Health Partners, LLC

One Burton Hills Blvd, Suite 250

Nashville, Tennessee 37215

Facsimile: (615) 296-6384

Attention: General Counsel

With a copy to (which shall not itself constitute proper notice):

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Facsimile: (312) 853-7036

Attention: Michael P. Heinz, Esq.

If to the Trustee:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107-1419

Fax No.: (651) 466-7430

Attention: AHP Health Partners, Inc. 5.750% Senior Notes Due 2029

The Company, any Note Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: by publication, on the first date on which publication is made, at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or by other electronic means or such other delivery system as the Trustee agrees to accept. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

Section 12.02. Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 12.03. Certificate and Opinion as to Conditions Precedent.

(a) Upon any request or application by the Company or any of the Note Guarantors to the Trustee to take any action under this Indenture, the Company or such Note Guarantor, as the case may be, shall furnish to the Trustee:

(i) An Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(ii) An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.05. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.06. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Company or the Note Guarantors, as such, shall have any liability for any obligations of the Company or the Note Guarantors under the Notes, this Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Section 12.07. Governing Law. THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.08. Waiver of Jury Trial. EACH OF THE COMPANY, THE NOTE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR ANY NOTE GUARANTEE, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.09. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 12.10. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11. Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Note Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.12. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.14. Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

AHP HEALTH PARTNERS, INC.

By:	/s/ Stephen C. Petrovich
Name: Stephen C. Petrovich
Title: Executive Vice President

ARDENT HEALTH PARTNERS, LLC

By:	/s/ Stephen C. Petrovich
Name: Stephen C. Petrovich
Title: Executive Vice President

[Signature Page to Indenture]

NOTE GUARANTORS:

ARDENT LEGACY HOLDINGS, LLC
LHP HOSPITAL GROUP, INC.
AHS NEWCO 17, LLC
AHS NEWCO 18, LLC
AHS OKLAHOMA, LLC
AHS HILLCREST HEALTHCARE SYSTEM, LLC
AHS EAST TEXAS HEALTH SYSTEM, LLC
BSA HEALTH SYSTEM OF AMARILLO, LLC
AHS KANSAS HEALTH SYSTEM, INC.
AHS CLAREMORE REGIONAL HOSPITAL, LLC
AHS OKLAHOMA HEART, LLC
AHS CUSHING HOSPITAL, LLC
AHS HENRYETTA HOSPITAL, LLC
AHS OKLAHOMA PHYSICIAN GROUP, LLC
AHS HILLCREST MEDICAL CENTER, LLC
AHS MANAGEMENT SERVICES OF OKLAHOMA, LLC
AHS PRYOR HOSPITAL, LLC
BAILEY MEDICAL CENTER, LLC
AHS SOUTHCREST HOSPITAL, LLC
AHS TULSA HOLDINGS, LLC
BSA HOSPITAL, LLC
BSA HEALTH SYSTEM MANAGEMENT, LLC
BSA HEALTH SYSTEM HOLDINGS, LLC
BSA PHYSICIANS GROUP, INC.
BSA HARRINGTON PHYSICIANS, INC.
BSA AMARILLO DIAGNOSTIC CLINIC, INC.

LHP OPERATIONS CO., LLC
LHP MANAGEMENT SERVICES, LLC
LHP TEXAS PHYSICIANS, LLC
LHP POCATELLO, LLC
LHP HH/KILLEEN, LLC
LHP BAY COUNTY, LLC
LHP IT SERVICES, LLC
LHP TEXAS MD SERVICES, INC.
ATHENS HOSPITAL, LLC
CARTHAGE HOSPITAL, LLC
HENDERSON HOSPITAL, LLC
JACKSONVILLE HOSPITAL, LLC
PITTSBURG HOSPITAL, LLC
QUITMAN HOSPITAL, LLC
TYLER REGIONAL HOSPITAL, LLC
REHABILITATION HOSPITAL, LLC
SPECIALTY HOSPITAL, LLC
EAST TEXAS AIR ONE, LLC
EAST TEXAS HOLDINGS, LLC
ETMC PHYSICIAN GROUP, INC.
AHS MANAGEMENT COMPANY, INC.
SOUTHWEST MEDICAL ASSOCIATES, LLC
LOVELACE HEALTH SYSTEM, LLC
AHS ALBUQUERQUE HOLDINGS, LLC
LHS SERVICES, INC.
LHP MONTCLAIR LLC
LHP PASCACK VALLEY, LLC
AHS BSA, LLC
AHS TEXAS, LLC
AHS PSO, LLC
AHS ACQUISITIONS, LLC
NEW MEXICO HEART INSTITUTE, LLC

By:	/s/ Stephen C. Petrovich
Name: Stephen C. Petrovich
Title: Executive Vice President

[Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE

SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER SUCH INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (1) PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (2) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

[Temporary Regulation S Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

CUSIP: [_____]

ISIN: [_____]1

[RULE 144A][REGULATION S][GLOBAL] NOTE

5.750% Senior Notes due 2029

No. [_____][	$______________]

AHP HEALTH PARTNERS, INC., a Delaware corporation,

[promises to pay to CEDE & CO. or registered assigns, the principal sum of [_______] United States Dollars (as such sum may be increased or decrease as reflected on the Schedule of Exchanges of Interests in the Global Note attached hereto) on July 15, 2029.] [USE ONLY FOR GLOBAL NOTES.]

[promises to pay to [________] or registered assigns, the principal sum of [____________ United States Dollars] on [___________], [USE ONLY FOR DEFINITIVE NOTES.]]

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

[1]	Rule 144A Note CUSIP: 00150L AB7

Rule 144A Note ISIN: US00150LAB71

Regulation S Note CUSIP: U0084L AB5

Regulation S Note ISIN: USU0084LAB54

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed. Dated: [______________]

AHP HEALTH PARTNERS, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Back of Note]

5.750% Senior Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. AHP Health Partners, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at 5.750% per annum. The Company will pay interest semi-annually in arrears on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be [____]2. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post- petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes to the Persons who are registered Holders at the close of business on January 1 and July 1 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest. Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture, dated as of July 8, 2021 (the “Indenture”), among AHP Health Partners, Inc., the Note Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 5.750% Senior Notes due 2029. The Company shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes

[2]	To be January 15, 2022 for Notes issued on July 8, 2021.

include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Company. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 5.750% Senior Notes due 2029 referred to in the Indenture. The Notes include (i) $300,000,000 aggregate principal amount of the Company’s 5.750% Senior Notes due 2029 issued under the Indenture on July 8, 2021 (herein called “Initial Notes”) and (ii) if and when issued, additional 5.750% Senior Notes due 2029 of the Company that may be issued from time to time under the Indenture subsequent to July 8, 2021 (herein called “Additional Notes”) as provided in Section 2.01(a) of the Indenture. The Initial Notes and Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain covenants as specified in Article 4 thereof. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

To guarantee the due and punctual payment of the principal, premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Note Guarantors have unconditionally guaranteed (and future guarantors, together with the Note Guarantors, will unconditionally Guarantee), jointly and severally, such obligations on a senior unsecured basis pursuant to the terms of the Indenture.

Notwithstanding the foregoing, the obligations pursuant to the Note Guarantees of the Note Guarantors that are Master Lease Tenants will be limited, in the aggregate (when taken together with all other Indebtedness incurred or guaranteed by the Note Guarantors that are Master Lease Tenants, including the Guarantees by the Master Lease Tenants of the Senior Credit Facilities), at any time up to the amount of the Tenant Debt Cap.

5. OPTIONAL REDEMPTION.

(a) Except as described below under clauses 5(b) and 5(c), the Notes will not be redeemable at the Company’s option before July 15, 2024.

(b) At any time prior to July 15, 2024, upon not less than 10 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, the Company may redeem all or part of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(c) At any time prior to July 15, 2024, the Company may, at its option, redeem up to 40% of the aggregate principal amount of Notes issued by it (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 105.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that:

(1) at least 50% of the aggregate original principal amount of Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after each such redemption; and

(2) the redemption occurs within 180 days after the closing of such Equity Offering.

(d) On and after July 15, 2024, the Company may, at its option, redeem all or, from time to time, a part of the Notes upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued and unpaid interest to the applicable redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve month period beginning on July 15 of the years indicated below:

Year	Percentage
2024	102.875%
2025	101.438%
2026 and thereafter	100.000%

(e) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. MANDATORY REDEMPTION. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Subject to Section 3.09 of the Indenture, the Company shall mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 of the Indenture. Except as set forth in Sections 3.07(g) and 4.14 of the Indenture, notices of redemption may not be conditional. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 on excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Subject to Section 3.05 of the Indenture, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption. Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

8. OFFERS TO REPURCHASE.

(a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem all of the Notes as described under Section 3.07 of the Indenture, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 and larger integral multiples of $1,000 in excess thereof ) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) On the 366th day after the later of the date of consummation of an Asset Sale and the receipt of Net Available Cash with respect thereto, if the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall be required to make an offer (an “Asset Sale Offer”) to all Holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Sale, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so properly tendered and not withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes, and the trustee or agent for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness, to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Asset Sale Purchase Date.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

10. PERSONS DEEMED OWNERS. A Holder may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12. DEFAULTS AND REMEDIES.

(a) If an Event of Default (other than an Event of Default arising from certain events of bankruptcy or insolvency) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default arising from certain defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee exists as of the Issue Date or is created after the Issue Date, has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to such Event of Default shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(c) If an Event of Default arising from certain events of bankruptcy or insolvency occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(d) The Holders of a majority in aggregate principal amount of the then outstanding Notes may waive all past defaults (except with respect to a continuing Default or Event of Default with respect to nonpayment of principal, premium or interest on the Notes) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

(e) If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year.

13. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

15. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

c/o Ardent Health Partners, LLC

One Burton Hills Blvd, Suite 250

Nashville, Tennessee 37215

Facsimile: (615) 296-6384

Attention: General Counsel

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

The undersigned hereby certifies that it [is / is not] an Affiliate of the Company and that, to its knowledge, the proposed transferee [is / is not] an Affiliate of the Company.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Company; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the Holder thereof; provided, however, that if box (5) or (6) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature:

Signature Guarantee:

(Signature must be guaranteed)	Signature:

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

Signature:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $ . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT NOTE GUARANTORS

[***]

B-1

EXHIBIT C

Form of Certificate to be Delivered Upon Termination of Restricted Period

[***]

C-1